Exhibit 10.2

EXECUTION VERSION

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

ALCOA WORLD ALUMINA LLC

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ALCOA WORLD ALUMINA LLC (the “Company”), dated as of November 1, 2016, is by and among ALCOA USA CORP., a corporation incorporated under the laws of the State of Delaware (“Alcoa USA”), and ASC ALUMINA, INC., a corporation incorporated under the laws of the State of Delaware (“ASC Alumina”), ALUMINA INTERNATIONAL HOLDINGS PTY LTD, a company incorporated under the laws of the State of Victoria, Australia (“AIH”), ALUMINA (USA) INC., a corporation incorporated under the laws of the State of Delaware (“Alumina USA”), REYNOLDS METALS COMPANY, LLC, a limited liability company organized under the laws of the State of Delaware (“RMC”) and REYNOLDS METALS EXPLORATION, INC., a corporation incorporated under the laws of the State of Delaware (“RME”). Alcoa USA, ASC Alumina, AIH, Alumina USA, RMC and RME are also hereinafter sometimes each referred to individually as a “Member” and collectively as the “Members.”

W I T N E S S E T H :

WHEREAS, Arconic Inc. (formerly known as “Alcoa Inc.” and before that as “Aluminum Company of America”) (“Arconic”) and Alumina Limited (formerly known as “Western Mining Corporation Holdings Limited” (“Alumina”) entered into an agreement, dated as of December 21, 1994 (as subsequently amended, restated and novated as of November 1, 2016), with respect to the formation of a worldwide enterprise to combine their respective interests in bauxite mining, alumina refining and the Alcoa inorganic industrial chemicals operations as well as Alcoa’s shipping operations and certain integrated aluminum fabricating and smelting operations;

WHEREAS, Arconic and ASC Alumina formed the Company as a Delaware limited liability company to hold and conduct the operations of the Enterprise in Asia, Guinea, India, Jamaica, Suriname, Trinidad and the United States pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”), by filing a Certificate of Formation of the Company with the office of the Secretary of State of the state of Delaware on December 21, 1994 (the “Certificate”) and entering into a Limited Liability Company Agreement of the Company, dated as of December 21, 1994;

WHEREAS, the Members are party to a Second Amendment to and Restatement of Limited Liability Company Agreement of the Company, dated as of December 31, 2002 (the “Second Amended and Restated Agreement”);

WHEREAS, on September 28, 2015, Arconic announced that its board of directors had approved a plan to separate into two independent, publicly-traded companies, consisting of Arconic and Alcoa (the “Separation”);

WHEREAS, following the Separation, Alcoa and certain of its subsidiaries will hold Alcoa’s interests in the Enterprise Companies, including the Company; and

WHEREAS, the Members would like to continue the Company as a limited liability company under the Act and to amend and restate the Second Amended and Restated Agreement of the Company in its entirety.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound hereby, the Members agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. The following terms used in this Agreement shall have the definitions set forth:

“Affiliate” means, in relation to a Member, any entity, directly or indirectly, controlling, controlled by, or under common control with that Member. Without limiting the generality of the foregoing, solely for purposes of this definition, an entity shall be deemed to be in control of or to be controlled by another entity if such entity holds fifty percent (50%) or more of the outstanding voting equity interest in such other entity or such other entity holds fifty percent (50%) or more of its outstanding voting equity interest.

“Alcoa” means Alcoa Corporation (formerly known as Alcoa Upstream Corporation), a corporation incorporated under the laws of the State of Delaware.

“Alcoa Members” means each Member of the Company that is an Affiliate of Alcoa and Alcoa if it is a Member.

“Alumina” means Alumina Limited, a company incorporated under the laws of the State of Victoria, Australia.

“Alumina Individual Owner Supply Agreement” means the Alumina Limited – AWAC Alumina Supply Agreement by and among Alcoa of Australia Limited, the Company and Alumina, dated as of September 1, 2016, as such document is amended, restated, varied, novated, supplemented or terminated from time to time by agreement or in accordance with its terms, or if no longer effective for any other reason, in its form as at the date on which it was last effective.

“Alumina Members” means each Member of the Company that is an Affiliate of Alumina and Alumina if it is a Member.

“Alumina Offtake Agreements” means the Alumina Individual Owner Supply Agreement, Bauxite Individual Owner Supply Agreement and the Umbrella Agreement.

“AWAC Manager” means, solely for purposes of Annex A, Alcoa, any Affiliate of Alcoa, or nominees of Alcoa that provide the operating management of the Company from time to time; provided, that the AWAC Manager shall not be deemed to be the “manager” of the Company for purposes of the Act.

“Bauxite Individual Owner Supply Agreement” means the Alumina Limited – AWAC Bauxite Supply Agreement by and among Alcoa of Australia Limited, the Company and Alumina, dated as of September 1, 2016, as such document is amended, restated, varied, novated, supplemented or terminated from time to time by agreement or in accordance with its terms, or if no longer effective for any other reason, in its form as at the date on which it was last effective.

“Board” means the board of Representatives of the Company.

“Cash Flow from Operating Activities” means cash flow from operating activities, as determined in accordance with United States generally accepted accounting principles.

“Change of Control” of a party (the “Target”) means the acquisition of beneficial ownership, by any person or group of persons acting in concert with respect to the Target’s securities (the “Acquirer(s)”), in a single transaction or series of related transactions, by way of merger, scheme of arrangement, takeover or other business combination or purchase, of securities that result in the Acquirer(s) having beneficial ownership of more than fifty percent (50%) of the Target’s voting equity securities (an “Acquisition Transaction”); provided, however, that a Change of Control will be deemed not to have occurred if, immediately following such Acquisition Transaction:

(a)	the Original Target Shareholders continue to have an aggregate amount of beneficial ownership of at least fifty percent (50%) (“50% threshold”) of the voting equity securities of the Target (or the surviving company or Acquirer(s), as applicable), and

(b)	such beneficial ownership is solely attributable to the beneficial ownership of Target voting securities that they had as of immediately prior to the Acquisition Transaction (for example, if a shareholder holds shares of both the Target and the Acquirer(s), any beneficial ownership in the relevant post-transaction entity that is attributable to its pre-transaction ownership of the Acquirer(s) shall not count toward the 50% threshold).

“Change of Control Effective Date” means the earlier to occur of a Change of Control in respect of Alumina or Alcoa.

“Charter” means the Charter of the Strategic Council of the Enterprise entered into between Alcoa and Alumina, originally dated December 21, 1994, as such document is amended, restated, varied, novated, supplemented or terminated from time to time by agreement or in accordance with its terms, or if no longer effective for any other reason, in its form as at the date on which it was last effective.

“Company Mine” means all bauxite mines in which the Company has an interest, directly or indirectly, through joint venture interests or shareholdings (and any other mine or project developed by the Company).

“Company Refinery” means all alumina refineries in which the Company has an interest, directly or indirectly, through joint venture interests or shareholdings (and any other refinery developed by the Company).

“Competitor” means any person or entity engaged in the mining of bauxite or in the processing of alumina, non metallurgical alumina operations, or production of primary aluminum, whether directly or indirectly through any company in which it holds, whether legally or beneficially, ten percent (10%) or more of the issued capital or such number of shares in the issued capital or any class of shares in the issued capital which entitles it to ten percent (10%) or more of the voting power of the shares in that company.

“Covered Person” means each person who was or is a party to, or is otherwise threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was, at any time during which this Agreement is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant to this Agreement is sought or at the time any Proceeding relating thereto exists or is brought), a Representative or officer of the Company or, while serving as a Representative or officer of the Company, is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company.

“Debt” means indebtedness for borrowed money owed to financial institutions, or evidenced by bills, bonds or notes issued to investors.

“Enterprise” means the contractual arrangement by which Alumina and Alcoa shall cause the Enterprise Companies to take actions in a coordinated manner, through which Alumina and Alcoa combine their respective current interests in bauxite mining, alumina refining and non-metallurgical alumina operations as well as Alcoa’s shipping operations and certain integrated aluminum fabricating and smelting operations.

“Enterprise Companies” means those Affiliates of Alcoa or Alumina that own and operate the combination of Alcoa’s and Alumina’s respective current interests in bauxite mining, alumina refining and non-metallurgical alumina operations as well as Alcoa’s shipping operations and certain integrated aluminum fabricating and smelting operations.

“Expansion” means any project within the Enterprise, the purpose of which is:

(a)	the expansion of an existing Enterprise operation, facility or venture, including any mine or refinery; or

(b)	the development of a new mine, refinery or other operation or facility.

“Formation Agreement” means the agreement establishing the Enterprise between (among others) Alcoa and Alumina, dated 21 December 1994 and as amended, restated and novated from time to time.

“Foundation Member” means any Member from time to time that, with its Related Bodies Corporate, holds the entirety of:

(a)	Alumina’s, and its Related Bodies Corporate’s, forty per cent (40%) interest in the Enterprise; or

(b)	Alcoa’s, and its Related Bodies Corporate’s, sixty per cent (60%) interest in the Enterprise;

“Holding Company” has the meaning given in the Australian Corporations Act 2001 (Cth);

“Insolvency Event” means the happening of any of the following events in respect of a person or entity:

(a)	it is unable to pay its debts as and when they become due and payable;

(b)	a meeting is convened by its directors or equityholders to place it into voluntary liquidation or to appoint an administrator;

(c)	(i) it makes an application to a court of competent jurisdiction for its winding up; or

(ii)	any other person makes an application to a court of competent jurisdiction for its winding up and such application is not stayed, withdrawn or dismissed within forty-five (45) days;

(d)	an order by a court of competent jurisdiction is made for it to be wound up;

(e)	the appointment of a controller of any of its assets;

(f)	it proposes or enters into a compromise or arrangement with, or assignment for the benefit of, any of its creditors generally;

(g)	an involuntary proceeding shall be commenced seeking relief in respect of it, or of a substantial portion of its assets, under Chapter 11 of the Bankruptcy Reform Act of 1978 or any other applicable debtor relief law and such proceeding shall continue undismissed for forty-five (45) days;

(h)	it files for protection under Chapter 11 of the Bankruptcy Reform Act of 1978 or any other applicable debtor relief law; or

(i)	anything having a substantially similar effect to any of the events specified in clauses (a) to (h) above (inclusive) happens to it under the law of any jurisdiction.

“Interest” means a Member’s share of the profits and losses of the Company and such Member’s rights to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and the Act.

“May 1995 Letter Agreement” means the letter agreement between Alcoa and Alumina, originally dated May 16, 1995 as such document is amended, restated, varied, novated, supplemented or terminated from time to time by agreement or in accordance with its terms, or if no longer effective for any other reason, in its form as at the date on which it was last effective.

“Member” means each of Alcoa USA, ASC Alumina, AIH, Alumina USA, RMC and RME, and any other individual or entity that becomes a member of the Company in accordance with the provisions of this Agreement and the Act in such individual’s or entity’s capacity as a member of the Company. For purposes of the Act, the Members shall constitute one class or group of members.

“Original Target Shareholders” means the individual beneficial owners of voting equity securities of Target as of immediately prior to the relevant Acquisition Transaction; provided, however, that Acquirer(s) (including any of their Related Bodies Corporate) in the Acquisition Transaction shall not constitute Original Target Shareholders.

“Percentage Interest” means, with respect to any Member and with respect to any point in time, such Member’s Interest in the Company equal to the ratio (expressed as a percentage) of the balance at such time in such Member’s Capital Account (as defined in the Tax Protocol) to the aggregate Capital Account balances of all Members at such time, such Capital Accounts to be determined after giving effect to all prior contributions, distributions and allocations to all Members.

“Property” means all real and personal property acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.

“Related Bodies Corporate” has the meaning given in the Australian Corporations Act 2001 (Cth) as amended from time to time.

“Representatives” means the five (5) members of the Board of the Company.

“Scope of the Enterprise” means those businesses and related activities identified in Section 5 of the Charter.

“Strategic Council” means the Council formed by Alcoa and Alumina to coordinate the activities of the Enterprise.

“Supermajority Member Resolution” means the affirmative vote, either at a meeting or acting by written consent, of the Members holding an eighty percent (80%) or greater aggregate Percentage Interest in the Company.

“Tax Protocol” means the Tax Protocol attached hereto as Exhibit A and incorporated herein, as such Tax Protocol may be revised by the Members from time to time, which outlines the tax accounting procedures and related information for the Company.

“Ultimate Holding Company” has the meaning given in the Australian Corporations Act 2001 (Cth).

“Umbrella Agreement” means the AWAC Umbrella Offtake Specifications Agreement by and among Alcoa of Australia Limited, the Company, Alumina and Alcoa, dated as of September 1, 2016, as such document is amended, restated, varied, novated, supplemented or terminated from time to time by agreement or in accordance with its terms, or if no longer effective for any other reason, in its form as at the date on which it was last effective.

The definitions of terms contained in this Agreement are intended to include both the singular and plural forms of such terms.

ARTICLE II

CONTINUATION OF THE COMPANY

Section 2.1 Continuation. The Members hereby agree to continue the Company as a limited liability company pursuant to and in accordance with the Act and this Agreement. The Members intend that the Company will be taxable as a partnership for United States federal income tax purposes, and the provisions of this Agreement shall be interpreted in a manner consistent with such intent. The Members agree that the rights, duties and liabilities of the Members and Representatives shall be as provided in the Act, except as otherwise provided herein.

Section 2.2 Company Name. The Members hereby agree that the name of the Company shall be “Alcoa World Alumina LLC” until such time as the Board shall determine otherwise and an appropriate amendment to the Certificate is filed with the office of the Secretary of State of the State of Delaware as required by the Act.

Section 2.3 Scope of Company.

(a) The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

(b) Notwithstanding the generality of the foregoing, the scope of the Company shall be limited to the Scope of the Enterprise.

Section 2.4 Qualification in Other Jurisdictions. Any one or more of the officers or assistant officers of the Company designated pursuant to Section 7.5 hereof shall cause the Company to be qualified, formed or registered in other jurisdictions in which the Company transacts business, and, if necessary or desired, under assumed or fictitious name statutes or similar laws in other jurisdictions in which the Company transacts business. Such officer or assistant officer of the Company shall be designated as an authorized person within the meaning of the Act, to execute, deliver and file any certificates (and any and all amendments thereof) necessary for the Company to qualify to do business in the jurisdictions in which the Company may wish to conduct business.

ARTICLE III

CAPITALIZATION, ALLOTMENT OF INTERESTS

Section 3.1 Initial Percentage Interests. Upon execution of this Agreement, the Percentage Interests of each of the Members are as follows:

Name	Percentage Interest
Alcoa USA	46.60%
ASC Alumina	8.65%
RMC	3.17%
RME	1.58%
AIH	34.10%
Alumina USA	5.9%
Total	100%

It is the general intention of the parties hereto that the respective aggregate Percentage Interests of (i) Alcoa USA, ASC Alumina, RMC and RME, on the one hand, and (ii) AIH and Alumina USA, on the other hand, shall be maintained, as among themselves, to the extent reasonably possible, in the same sixty / forty percent (60%/40%) ratio as their Percentage Interests set forth above. To this end, the Members hereby agree to use their best efforts to maintain such sixty / forty percent (60%/40%) ratio in connection with any future acquisitions of minority interests in any Company strategic alliance, acquisitions of new assets or new companies affiliated with the Company, the admission of any additional Members to the Company, the assignment of any Interests in the Company, or any portion thereof, and the timing and amounts of distributions made to the Members.

Section 3.2 Status of Capital Contributions. Except as otherwise provided in this Agreement, the amount of a Member’s capital contributions may be returned to it, in whole or in part, at any time, but only with the consent of all Members. Any such returns of capital contributions shall be made to each Member as the Board designates; however, such returns of capital shall be made in the aggregate sixty (60%) to the Alcoa Members collectively and forty (40%) to the Alumina Members collectively. Notwithstanding the foregoing, no return of a Member’s capital contributions shall be made hereunder if such distribution would violate applicable state law. Where capital contributions are to be returned to a Member, the Member shall not have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement. No Member shall have any personal liability for the repayment of any capital contribution of any other Member except as is provided in Section 8 of the Charter.

Section 3.3 Members’ Interests. A Member’s Interest in the Company shall for all purposes be personal property. A Member has no interest in specific Company property.

ARTICLE IV

CAPITAL REQUIREMENTS

Section 4.1 Review of Operating Plans and Budgets. Consistent with the planning/budgeting process used by Alcoa from time to time, the Members shall prepare a consolidated operating plan and a capital budget for the operations of the Company for the following year and submit such plans and budgets to the Board for review. Except where approval of the Strategic Council is required as set forth in Section 4.2, the Board shall approve, by a majority vote, the plans and budgets for the following year.

Section 4.2 Equity Calls. If the consolidated effect of the plans and budgets of the Company appears likely to require any equity call from the Members in the year for which the plans and budgets are prepared, such operating plans and budgets shall be submitted to the Strategic Council for approval in accordance with the principles set forth in Sections 4 and 8 of the Charter. To the extent practical, it is the intention of the Members to grow the Company out of the profits generated by the Company rather than making equity calls.

ARTICLE V

MEMBERS

Section 5.1 Meetings of the Members. The annual meeting of the Members shall be held on the second Thursday of May of each year at 11:30 a.m. local time in effect at the place of the meeting or on such other day or at such other time and at such place as may be fixed by the Members. Meetings of the Members shall also be called upon the written request of any Member, which meeting shall be held within 3 months of the request or within 2 weeks if a serious situation exists. Meetings may be held by telephone or videoconferencing.

Section 5.2 Quorum of the Members. Except as otherwise required by law, a quorum for a meeting of the Company’s Members shall require the presence, in person or by proxy, of Members holding a sixty-one percent (61%) or greater Percentage Interest in the Company and including at least one Alcoa Member and at least one Alumina Member; provided, however, that if a meeting of the Members cannot be held due to lack of this quorum, the meeting may be reconvened upon seven (7) days’ written notice, and the Percentage Interests represented at such meeting, either in person or by proxy, shall constitute a quorum for the purpose of such reconvened meeting. Except as set forth in this Agreement, or as otherwise required by law, resolutions of meetings of the Company’s Members at which a quorum is present shall be adopted by the affirmative vote of a majority of the Percentage Interests represented in person or by proxy

Section 5.3 Decisions Requiring a Supermajority Member Resolution.

Decisions of the Members relating to the following matters shall only be adopted by a Supermajority Member Resolution:

(a) Any change in the scope of the Company, as it forms part of the Enterprise, in a manner that is inconsistent with “SECTION 5: SCOPE” of the Charter.

(b) Changes to the dividend policy of the Company.

(c) Equity requests to the Members on behalf of the Company totaling in any one year more than US$1 billion.

(d) Sale of all or a majority of the assets of the Company (such assets to be valued for this purpose at the Company book value).

(e) Loans (whether directly or indirectly) to a Member or its Related Bodies Corporate by the Company or any of its Related Bodies Corporate subject to the relevant provisions of “SECTION 8: EQUITY CALLS” and “SECTION 9: LEVERAGING POLICY” of the Charter.

(f) Any Expansions, acquisitions, divestitures, closures or curtailments of the operations of the Company which are likely to result in a change in production:

(i)	in excess of 2 million tonnes per annum of bauxite for any Company Mine; or

(ii)	0.5 million tonnes per annum of alumina for any Company Refinery,

or which have a sale price, acquisition price, or project total capital cost of US $50 million or greater for any one transaction or US $50 million in aggregate for a series of related transactions.

In relation to curtailments of operations of the Company or the closure of any Company Mine or Company Refinery, this Supermajority Member Resolution threshold:

(i)	only applies to a full curtailment of the production from Company operations or a Company Mine or Company Refinery production; and

(ii)	does not apply with respect to a Company operation, Company Mine or Company Refinery that has had losses in the two consecutive quarters immediately preceding such curtailment or closure (calculated on the basis of Cash Flow from Operating Activities).

(g) Without affecting any other existing rights at law, and in particular without prejudice to any related party transaction laws, entry into any related party transaction with a total value of US $50 million or greater excluding:

(i)	any transaction solely between Enterprise Companies; or

(ii)	any transaction which is otherwise approved under, or is taken in accordance with an agreement or arrangement previously approved (and still operative) pursuant to, this Section 5.3;

(iii)	any offtake or supply agreement the pricing methodology of which is the same as that set forth in the Alumina Offtake Agreements (as amended from time to time) and that complies with all applicable requirements of subsection (a)(iii) of “SECTION 5: SCOPE” of the Charter; or

(iv)	any “Sole Risk Project” or any “Sole Risk Project Management Agreement” (as such terms are defined in the Charter) that is entered into pursuant to Exhibit D of the Charter.

(h) Entry into any financial derivatives, hedges or swaps, including, but not limited to, any currency, interest rate or commodity price loss protection mechanism.

(i) Amending, updating or replacing any pricing formula set out in the Alumina Offtake Agreements (as amended from time to time) or any method or formula for pricing for any other supply of bauxite or alumina from the Company to Alcoa or Alumina (or any Affiliate of Alcoa or Alumina).

All other decisions of the Members will be decided by affirmative vote of the Members holding not less than a majority Percentage Interest in the Company. The Representatives of the Alumina Members shall vote as a unit for purposes of this Section 5.3.

ARTICLE VI

BOARD OF REPRESENTATIVES

Section 6.1 Board of Representatives.

(a) Powers. The Members hereby authorize the Board of the Company to manage, on a daily basis, the business and affairs of the Company on behalf of the Members in a manner consistent with this Agreement, applicable law and the direction of the Strategic Council. The Board may adopt such rules and regulations, not inconsistent with this Agreement or applicable law, as it may deem proper for the conduct of its meetings and the management of the Company. Except as provided in Section 5.3 above, none of the Alumina Members shall have any power or authority to directly enter into obligations on behalf of, or otherwise bind the Company.

(b) Number; Voting. The Board shall consist of five (5) Representatives. A Representative may be any natural person who may, but need not be, an employee of any of the Members or the Company. The Members agree that three (3) Representatives of the Board shall be individuals nominated by the Alcoa Members and two (2) Representatives of the Board shall be individuals nominated by the Alumina Members. Each Member agrees to vote its Interest to elect as Representatives the individuals nominated by the other Members. In the case of the death, resignation or removal of a Representative prior to the expiration of his or her term, each Member further agrees to vote its Interest to appoint as his or her replacement an individual nominated by the Member(s) which had nominated the Representative whose death, resignation or removal is the cause of the vacancy. The number of Representatives may be changed only by a Supermajority Member Resolution.

(c) Representative as Agent of the Company and Appointing Member. To the fullest extent permitted by law, each Representative shall be deemed an agent of the Company and the Member which appointed such person as Representative, and such Representative shall not be deemed an agent or sub-agent of the other Members, and shall have no duty (fiduciary or otherwise) to the other Members.

(d) Term of Office. At each annual meeting of the Members, the Members shall elect Representatives each of whom shall hold office until the next annual meeting of the Members and until the successor to such Representative shall have been elected, except in the case of earlier death, resignation or removal.

Section 6.2 Meetings of the Board. Regular meetings of the Board shall be held at such times and places as shall be fixed by the Board at any time in advance of the meeting date or designated in a notice of the meeting. The foregoing to the contrary notwithstanding, the Board shall meet at least annually immediately after the annual meeting of the Members as herein provided. Meetings may be held by telephone or videoconferencing.

Section 6.3 Quorum of the Board. Three (3) Representatives, in person or by proxy, which shall include at least one Representative nominated by the Alumina Members, shall constitute a quorum for the transaction of business; provided, however, that if a Board meeting cannot be held due to lack of this quorum, the meeting may be reconvened upon seven (7) days’ written notice, and the quorum required to conduct business at the reconvened meeting shall be two (2) Representatives without the Representatives nominated by the Alumina Members.

Section 6.4 Decisions of the Board.

(a) Except as otherwise provided in this Agreement, decisions of the Board shall be adopted, either at a meeting or acting by written consent, by the affirmative vote of not less than a majority of the Representatives elected to the Board pursuant to Section 6.1.

(b) The following decisions shall be adopted, either at a meeting or acting by written consent, by the affirmative vote of not less than eighty percent (80%) of the Representatives elected to the Board pursuant to Section 6.1:

(i)	to file for insolvency (or similar) status, protection or proceedings, including any filing for, or making any resolution in respect of, liquidation, administration, receivership or other like arrangement of the Company;

(ii)	pursuant to Section 365 of Chapter 11 of the Bankruptcy Reform Act of 1978 or any other applicable analogous debtor relief law, rejection of any contract to which the Company is a party and the other party is Alcoa or an affiliate thereof or Alumina or an affiliate thereof, including, without limitation, any of the Alumina Offtake Agreements.

Section 6.5 Board as Advisor to Strategic Council. The Board shall serve in an advisory role to the Strategic Council and shall offer advice and assistance, as requested by the Strategic Council, as to matters concerning the Company as they relate to the Enterprise.

Section 6.6 Integration with the Enterprise. Through their Interests, the Alcoa Members and the Alumina Members will cause the Company, to the maximum extent permitted by law, to be managed as an integral part of the strategic worldwide system of the Enterprise to maximize the profits of the Company and the Enterprise. The Enterprise shall coordinate the business and activities of the Company with those of its other businesses within the economic and strategic control of the Enterprise, including those activities relating to non-financial measures of performance, business opportunities, global sales, marketing, customer service, production and purchasing efforts, other business policies and procedures and strategic relationships with others. As a Member of the Company, Alcoa USA shall act in a manner that is fair and reasonable to the Company, AIH, Alumina USA, ASC Alumina, RMC, RME and to Alcoa USA in managing the related activities of Alcoa USA within the Company and the Enterprise with those outside the Enterprise. The Members will further cause the primary metals operations of the Company to be closely coordinated with the Primary Metals Division of Alcoa. Alcoa USA shall ensure that any dealings between the Company and its Affiliates and Alcoa USA and its Affiliates shall be conducted on an arm’s length basis.

ARTICLE VII

OFFICERS

Section 7.1 Designation of Officers. The Board at its annual meeting shall elect, by decision by a majority of the entire Board, a Chairman, one or more presidents, one or more controllers and such other officers and assistant officers as the Board may deem appropriate.

Section 7.2 Term of Office. Each officer and assistant officer shall hold office until the annual meeting of the Board next following the meeting of the Board at which such officer or assistant officer is elected, except in the case of earlier death, resignation or removal.

Section 7.3 Presidents. Each significant business segment of the Company, as designated by the Board from time to time (each, a “division”), shall be managed by a division president. Each division president shall have such powers and perform such duties as the Board may from time to time delegate to such president. Subject to the provisions of this Agreement, each president shall have the power and authority to run the day-to-day business of his divisions, including without limitation, delegating to operations managers of each of his divisions.

Section 7.4 Controllers. A controller shall also be appointed to each division. Each controller shall be responsible for the implementation of accounting policies and procedures, the installation and supervision of all accounting records, including the preparation and interpretation of financial statements, the compilation of production costs and cost distributions and the taking and valuation of physical inventories. The controller shall also be responsible for the maintenance of adequate records of authorized appropriations and the approval for payment of all checks and vouchers. The controller shall, in general, perform all duties incident to the office of controller. The foregoing shall be accomplished in a manner consistent with policies and procedures established by, for or with respect to Alcoa.

Section 7.5 Assistant Officers. Each assistant officer shall have such powers and perform such duties as may be delegated to such assistant officer by the officer to whom such assistant officer is an assistant or, in the absence or inability to act of such officer, by the officer to whom such officer reports.

ARTICLE VIII

PERSONNEL

Section 8.1 Secondment. It is expected that the Alumina Members or their parent, subsidiary or affiliated entities, as the case may be, will second to the Company from time to time employees whose skills or experience are necessary for the support of the operations of the Company, as and to the extent determined by the management of the Alcoa Members, the Alumina Members and the Company. Alcoa will advise the Alumina Members of all available positions within the Company for which the applicable Alumina Member has indicated that it may have qualified candidates. Alcoa will determine if the Alumina candidate is the best person for the position, acknowledging the interest of Alumina in having certain of its employees gain experience in the alumina and chemicals businesses. All employees seconded to the Company shall be retained by the Company subject to the reasonable employment standards and policies established from time to time by the Company. The extent of such secondment shall be determined by the Board of the Company, subject to the review and advice of the Strategic Council.

Section 8.2 Compensation. The provider of an employee seconded to the Company shall pay salaries, bonuses, retirement allowances and the employer’s portion of social security payments and other payments to, or on behalf of, such seconded employee in accordance with its rules and regulations applicable to seconded employees. In the event that the compensation paid by a provider to an employee seconded by it is less than the compensation applicable to such seconded employee as established by the Company, then the Company shall pay to such seconded employee the difference between such amounts. The Company shall reimburse each provider for the actual amount of all payments of salaries, bonuses, retirement allowances, the employer’s portion of social security payments and other payments made by such provider with respect to each employee seconded by it, provided that such amounts are consistent with the then applicable rules and regulations regarding compensation for seconded employees established by the Company. Such reimbursements shall be made on a monthly basis by the end of each month for the payments made during that month.

ARTICLE IX

OWNERSHIP INTEREST TRANSFER RESTRICTIONS

Section 9.1 General Restrictions on Transfer.

(a) Transfers Other Than to Affiliates of Members. Except as otherwise provided in Section 9.1(b) (relating to permitted transfers to Affiliates of Members), no Member may sell, transfer or assign (hereinafter in this Article IX referred to interchangeably as “Transfer”) to any individual or entity (each a “Transferee”) all or any portion of an Interest (including, without limitation, any interest in Company capital, income, gain, loss, deduction or credit, or any items thereof) unless (i) such Transfer is expressly permitted under this Article IX, and (ii) such Transferee first executes an instrument reasonably satisfactory to the Board, accepting and agreeing to all of the terms and conditions of this Agreement (including specifically, without limitation, this Article IX), including a counterpart signature page to this Agreement. The Transferee of a Transfer of all or any portion of an Interest that satisfies all of the foregoing requirements of this Subsection (a) or all of the requirements of Section 9.1(b) shall be admitted as a Member of the Company effective immediately prior to the effective time of such Transfer; if the Member who made such Transfer assigned its entire Interest, such Member shall cease to be a member of the Company immediately following such admission; and the Company shall not dissolve, and the business of the Company shall be continued by the remaining Members (including the Transferee) without dissolution.

(b) Transfers to Affiliates of Members. Notwithstanding the provisions of Section 9.1(a), any Member may, without the consent of any other Members, and without first making any Offer to other Members as described in Section 9.3(b) hereof, Transfer all or any portion of such Member’s Interest to an Affiliate of such Member, provided, however, that (i) such Affiliate must satisfy all of the requirements of Section 9.1(a) that are applicable to Transfers to Transferees that are not Affiliates of Members; and (ii) no such Transfer to such Affiliate shall be permitted under this Section 9.1(b) if such Transfer would result in the transferring Member’s breaching the provisions of Section 9.3(a) hereof (relating to the 21% Limitation) with respect to any portion of the Interest the transferring Member desires to Transfer to such Affiliate. If all of the foregoing requirements of this Section 9.1(b) are satisfied, such Affiliate shall be admitted as a Member of the Company in accordance with the provisions of Section 9.1(a).

Section 9.2 Permissible Transfers by the Alcoa Members.

(a) Passive Investor. Notwithstanding the provisions of Section 9.1(a) and Section 9.2(b), but specifically subject to the provisions of Section 9.3(a) (relating to the 21% Limitation), if, at any time during the term of this Agreement, one or more Alcoa Members desire to Transfer a portion of their Interests that is a nine percent (9%) or less Percentage Interest in the Company to an investor who will not be entitled to manage or bind the Company nor be represented on any Affiliate boards, consent to such Transfer by the Alumina Members shall not be required and such Alcoa Member(s) shall not be required to make any Offer to the other Members as described in Section 9.3(b). Such investor shall only receive business information about the Company that is required by the law governing the Company, as reflected in this Agreement, plus additional information as is believed reasonable by the Alcoa Members as being appropriate for the particular investor and consented to by the Alumina Members, which consent may be withheld in their sole discretion. Said investor shall be entitled to share in the distributions of the Company in proportion to its Percentage Interest in the Company. The applicable Alcoa Member(s) shall give not less than thirty (30) days prior written notice to the Alumina Members of their intent to so Transfer such part of their Interests, and upon such Transfer, the investor shall be admitted as a Member of the Company in accordance with the provisions of Section 9.1(a).

(b) Active Investor. Notwithstanding the provisions of Section 9.1(a), but specifically subject to the provisions of Section 9.3(a) (relating to the 21% Limitation), if, at any time during the term of this Agreement, one or more of the Alcoa Members desires to Transfer a portion of their Interest that is a nine percent (9%) or less Percentage Interest in the Company to an investor, such Alcoa Member(s) must first obtain the consents of the Alumina Members to such Transfer, which consents shall not be unreasonably withheld, but such Alcoa Member(s) shall not be required to make any Offer to other Members as described in Section 9.3(b), and none of the Alumina Members shall have any right pursuant to Section 9.3 to purchase any part of such portion of the Interest of such Alcoa Members. The applicable Alcoa Members shall specify a time and a place of closing not less than ten (10) nor more than twenty (20) business days following the date of consent by each of the Alumina Members, whichever is latest, and such Alcoa Members shall deliver to such investor at the closing all requisite and duly executed forms of transfer against payment for the portion of the Interest being Transferred. At the closing, the investor shall be admitted as a Member of the Company in accordance with the provisions of Section 9.1(a) hereof.

(c) Aggregate 9% Transfers. Notwithstanding the foregoing provisions of this Section 9.2, the aggregate Percentage Interest that may be Transferred by the Alcoa Members, individually and collectively, during the entire term of this Agreement under both Section 9.2(a) and Section 9.2(b) shall not exceed a nine percent (9%) Percentage Interest in the Company.

Section 9.3 21% Limitation: Offers to Other Members.

(a) 21% Limitation. Notwithstanding (i) any of the foregoing provisions of this Article IX, (ii) any other provisions of this Agreement, or (iii) any provisions contained in any other agreement, document or instrument (whether or not incorporated or referred to in this Agreement), at all times during the term of this Agreement, Interests of the Members that, in the aggregate, represent not less than twenty-one percent (21%) of all Percentage Interests in the Company at each such time may not be Transferred to any individual or entity (including, without limitation, any Transfer to an Affiliate of any member as described in Section 9.1(b)) without the prior written consent of all Members (the “21% Limitation”). The 21% Limitation shall be applied in the following manner:

(i)	Except as otherwise provided in Clause (iii) or (iv) of this Section 9.3(a), from and after the execution of this Agreement and until an aggregate seventy-nine percent (79%) Percentage Interest in the Company has been Transferred, the 21% Limitation shall not apply to any Transfer, but from and after the first time at which an aggregate seventy-nine (79%) Percentage Interest has been so Transferred, all subsequent Transfers of all or any portion of any Interest in the Company shall require the prior written consent of all Members; provided, however, that no such consent to any such subsequent Transfer by any Member that acquired a nine percent (9%) or less Percentage Interest in the Company pursuant to Section 9.2(a) and/or Section 9.2(b) shall be required with respect to the Interest so acquired by such Member pursuant to Section 9.2 (but shall be required with respect to any other Interest in the Company held by such Member), and any reference in this Article IX to the prior written consent of all Members under this Section 9.3(a) shall be deemed not to require the consent of such Member with respect to the Interest it acquired pursuant to Section 9.2 hereof.

(ii)	As among the current Members of the Company, the overall 21% Limitation shall initially be composed of the following Percentage Interests now held by the current Members (each a “Designated Percentage Interest”):

(A)	a fourteen percent (14%) Percentage Interest in the case of Alumina USA (so that the remaining twenty-six percent (26%) Percentage Interest of the Alumina Members in the aggregate is not a Designated Percentage Interest); and

(B)	a seven percent (7%) Percentage Interest in the case of Alcoa USA (so that the remaining fifty-three percent (53%) Percentage Interest of the Alcoa Members in the aggregate is not a Designated Percentage Interest);

(C)	Notwithstanding the provisions of Clause (i) of this Section 9.3(a), if at any time during the term of this Agreement the Percentage Interest of Alumina USA or the Percentage Interest of Alcoa USA is reduced to a percentage less than the Designated Percentage Interest of Alumina USA or Alcoa USA, as the case may be, as a result of adjustments made to the Capital Accounts of the Members pursuant to the Tax Protocol or for any other reason (other than (A) a Transfer by Alumina USA or Alcoa USA, as the case may be, of all or a portion of its Designated Percentage Interest with the prior written consent of all Members pursuant to this Section 9.3(a); or (B) the admission to the Company of any new Member, other than as the result of a Transfer of all or a portion of any Member’s Interest, as described in Clause (iv) of this Section 9.3(a) below), no subsequent Transfer of any Interest or portion of any Interest shall be permitted without the prior written consent of all Members unless, prior to such Transfer, all or any required portion of the Percentage Interest held at such time by any other Member or Members is designated in a writing signed by all of the Members as a replacement Designated Percentage Interest (each a “Replacement Designated Percentage Interest”) to the extent necessary to bring the aggregate of all Designated Percentage Interests back to not less than twenty-one percent (21%).

(iii)	Notwithstanding any other provision of this Agreement or any provision of any other agreement, document or instrument (whether or not incorporated or referred to in this Agreement), no new Member (a “Potential Member”), including, without limitation, any Affiliate of a Member, shall be admitted to the Company as a Member (other than as a result of a Transfer of an Interest or portion of an Interest that is permitted under any of the foregoing provisions of this Article IX) if the effect of the admission of such Potential Member would be to reduce the aggregate of all Designated Percentage Interests to less than twenty-one percent (21%), unless, prior to the admission of such Potential Member, one or more Replacement Designated Percentage Interests are designated in a writing signed by all Members and by the Potential Member to the extent necessary to maintain the aggregate of all Designated Percentage Interests at not less than twenty-one percent (21%).

(iv)	In the event of a Transfer of all or any portion of a Designated Percentage Interest pursuant to, and in accordance with, any of the foregoing provisions of this Article IX, such Designated Percentage Interest, or the portion thereof so Transferred, shall remain a Designated Percentage Interest in the hands of the Transferee thereof for all purposes of this Article IX, and any subsequent Transfer of, or reduction in the size of, such Designated Percentage Interest or any portion thereof by such Transferee (or any successors Transferee) shall trigger the application of the relevant foregoing provisions of this Section 9.3(a).

(v)	The Transfer of all or any portion of a Designated Percentage Interest with the prior written consent of all Members pursuant to the foregoing provisions of this Section 9.3(a) shall, nevertheless, also be subject to the Offer requirements of Section 9.3(b).

(vi)	In the event any Member’s Percentage Interest shall, at any time during the term of this Agreement, exceed such Member’s share, expressed as a percentage, of Company capital, income, gain, loss, deduction or credit within the meaning of Section 5.02(2) of Revenue Procedure 95-10, 1995-3 Internal Revenue Bulletin 20, the lowest percentage share of such Member in any item of Company capital, income, gain, loss, deduction or credit shall be deemed to be such Member’s Percentage Interest solely for purposes of the 21% Limitation set forth in the first sentence of this Section 9.3(a).

(b) Offers to the Other Members. Except as otherwise provided in Section 9.1(b) or Section 9.2, if at any time during the term of this Agreement any Member desires to Transfer all or any portion of its Interest (including without limitation, the Transfer of all or any portion of a Designated Percentage Interest with the prior written consent of the requisite Members pursuant to Section 9.3(a)), such Member shall first make an offer in writing delivered to all of the other Members (an “Offer”) to sell such Interest or portion thereof to the other Members in accordance with the provisions of Section 9.4 and 9.5 hereof. For purposes of this Section 9.3(b) and Section 9.4 and 9.5, so long as any of the Alcoa Members has any Interest and any of the Alumina Members also has any Interest, the aggregate Interests of the Alcoa Members shall be treated as a single Member unit (the “Alcoa Unit”) and the aggregate Interests of the Alumina Members shall likewise be treated as a single Member unit (the “Alumina Unit”), and any offers with respect to the Alcoa Unit or any portion thereof shall be made to and may be accepted by only the Alumina Unit, and likewise any Offers with respect to the Alumina Unit or any portion thereof shall be made to and may be accepted by only the Alcoa Unit.

Section 9.4 Options. For a period of forty-five (45) days from and after the receipt of an Offer from any Member (the “Transferring Member”), each of the other Members (each a “Purchasing Member”) shall have the option (each an “Option”) either to: (a) purchase (either directly or by an Affiliate of the Purchasing Member) its pro rata share of the Transferring Member’s Interest available for sale based upon such Purchasing Member’s then current Percentage Interest in the Company (excluding the Transferring Member’s Percentage Interest) upon the same terms and conditions as specified in the Offer; or (b) decline to purchase the Transferring Member’s Interest so available, in which case the remaining Member may purchase said Interest. During the foregoing forty-five (45) day period, the Transferring Member shall furnish to all other Members such further evidence as they may reasonably require to enable them to establish the bona fides of the Offer.

Section 9.5 Election of Options.

(a) Purchase by Other Member(s). If any Purchasing Member elects to purchase its share of the Transferring Member’s Interest available for sale pursuant to Section 9.4(a) hereof: (i) such Purchasing Member shall specify a time and a place of closing not less than ten (10) nor more than sixty (60) business days following the mailing of the notice of exercise of the Option to purchase or at such later time as agreed to by the Transferring Member and such Purchasing Member; and (ii) the Transferring Member shall deliver to the Purchasing Member, or to its designee (which must be an Affiliate of the Purchasing Member), at the closing all requisite and duly executed forms of transfer against payment for the Transferring Member’s Interest being sold upon the same terms as set forth in the Offer. At the closing, the designee of such Purchasing Member(s), if any has been designated, shall be admitted as a Member of the Company simultaneously with the Transfer by the Transferring Member of its Interest available for sale, and upon a Transfer by the Transferring Member of its entire Interest, the Transferring Member shall cease to be a member of the Company.

(b) Election Not to Purchase. If the Purchasing Members do not exercise their respective Options to purchase all of the Transferring Member’s Interest that is the subject of the Offer pursuant to Section 9.5(a) or fail to elect any Option granted in Section 9.4 within the said forty-five (45) day period, then the Transferring Member may sell its Interest that is the subject of the Offer to a third party upon the same or more stringent terms and conditions as specified in the Offer, provided that the prospective purchaser is not a Competitor of any Purchasing Member; provided, however, that the prospective purchaser, concurrently with such sale, agrees in a written undertaking, in form and substance reasonably acceptable to the Board, to be bound by the terms of this Agreement and the Charter and to be a party to this Agreement in place of the Transferring Member. The closing of the sale to a third party must take place within sixty (60) days of the expiration of the aforementioned forty-five day (45) period. If the prospective purchaser is a Competitor of any Purchasing Member, the Transferring Member shall only be entitled to sell its Interest to the Competitor if all of the Purchasing Members consent to the sale of the Transferring Member’s Interest upon the terms and conditions specified in the Offer, which consent the Purchasing Members may withhold in their sole discretion. In the event the Purchasing Members consent to the sale of the Transferring Member’s Interest as provided in this Section 9.5(b), the prospective purchaser shall be admitted as a Member of the Company simultaneously with the Transfer by the Transferring Member of its Interest, and upon a transfer by the Transferring Member of its entire Interest, the Transferring Member shall cease to be a Member of the Company. If any Purchasing Member withholds consent to the sale of the Transferring Member’s Interest to a Competitor, then the Transferring Member shall not sell its Interest to such Competitor, and the Purchasing Members shall not be liable to the Transferring Member for any liability incurred by the Transferring Member in connection with the Offer.

If the Transferring Member does not sell its Interest as provided in this Section 9.5, the Transferring Member’s Interest shall not be free from the restrictions contained in this Article IX, and such Transferring Member’s Interest shall not thereafter be sold unless the provisions of this Article IX shall again be complied with.

Section 9.6 Other Restrictions. In addition to the restrictions on transfers contained in this Article IX, any direct or indirect transfer restrictions contained in the Charter and the May 1995 Letter Agreement, and applicable to the Company, are incorporated for the benefit of the Members by reference into this Agreement.

Section 9.7 Recognition by Company of Transfers. No Transfer, or any part thereof, that is in violation of this Article IX shall be valid or effective, and the Company, the Members and the Board shall not recognize the same for the purpose of making any distributions to Members with respect to such Interest or part thereof. The Company, the nontransferring Members and the Board shall incur no liability as a result of refusing to make any such distributions to the Transferee of any such invalid Transfer.

ARTICLE X

LEVERAGING; DISTRIBUTIONS; ALLOCATION OF PROFITS AND LOSSES.

Section 10.1 Leveraging and Cash Management Policy.

(a) Debt Funding. In obtaining Debt funding and in otherwise contracting in the course of its business, the Company shall not, and the Board will procure that the Company shall not, enter into any contractual arrangement where an Insolvency Event (or similar) of a Holding Company of the Company is an event of default (or equivalent) under such arrangement.

(b) Related Party Loans.

(i)	Unless permitted in accordance with Section 5.3, the Representatives must ensure that the Company does not lend to its Members, including any Related Body Corporate of its Members. Where a Supermajority Member Resolution has been passed for such a loan, the applicable interest shall be consistent with the terms of subsection (c)(iv) of “SECTION 9: LEVERAGING POLICY” of the Charter.

(ii)	Notwithstanding Section 5.3(e), the Company may grant a loan to another Enterprise Company provided any such loan is consistent with the terms of subsection (c)(iii) of “SECTION 9: LEVERAGING POLICY” of the Charter with the first reference to “an Enterprise Company” being read as a reference to “the Company”.

Section 10.2 Distribution Policy. Notwithstanding anything to the contrary in this Agreement and provided that, at all times, the Representatives must comply with applicable laws, the Company shall pay dividends from time to time consistent with the terms specified in “SECTION 10: DISTRIBUTION POLICY” of the Charter with any reference to “each Enterprise Company” and “such Enterprise Company’ being read as a reference to “the Company” and references to “Alcoa and Alumina” being read as references to “the Members”. Distributions are subject to the allocation rules set forth in Section 3.1 of the Tax Protocol.

Section 10.3 Allocation of Profits and Losses. It is the general intention of the Members that the profits and losses of the Company, except as otherwise provided in the Tax Protocol, shall be allocated with an aggregate sixty percent (60%) of such profits or losses to the Alcoa Members, and an aggregate forty percent (40%) of such profits or losses to the Alumina Members. Notwithstanding the immediately preceding sentence, profits and losses of the Company shall be calculated and allocated in accordance with Article 2 of the Tax Protocol.

ARTICLE XI

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.1 Limited Liability. Except as otherwise provided by the Act and the terms of the Formation Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Representative shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Representative, as the case may be, of the Company. Except as otherwise required by law, a Member, in its capacity as such, shall have no liability in excess of (a) the amount of its capital contribution to the Company; (b) its share of any undistributed profits of the Company; (c) its obligations to make other payments expressly provided for in this Agreement; and (d) the amount of any distributions wrongly distributed to it.

Section 11.2 Exculpation. No Covered Person shall be liable to the Company, the Members or Representatives or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

Section 11.3 Indemnification.

(a) Indemnification Granted. Every Covered Person shall, if not prohibited by law, be indemnified by the Company in accordance with the indemnification provisions set forth in Article VI of the Bylaws of Alcoa, as they may be amended from time to time, which Article is incorporated herein by reference.

(b) Section 11.3 Not Exclusive; Survival of Rights. The rights of indemnification provided in this Section 11.3 shall be in addition to any rights to which any Covered Person may otherwise be entitled by contract or as a matter of law; and in the event of such Covered Person’s death, such rights shall extend to the heirs and legal representatives of such Covered Person.

Section 11.4 Outside Business. Except as provided in the Charter, any Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no, right by virtue of this Agreement in and to such independent venture or the profits derived therefrom, and the pursuit of any such venture shall not be deemed wrongful or improper.

ARTICLE XII

BOOKS AND RECORDS; REPORTS; TAX RETURNS

Section 12.1 Auditors. The Company’s independent financial auditors shall be PricewaterhouseCoopers or such other firm as is determined from time to time by the Members.

Section 12.2 Location of Books. The books and records of the Company shall be maintained at the principal place of business of the Company, or elsewhere as the Board may determine. The books and records of the Company shall be available for review by the Members, including their auditors, upon reasonable advance notice, during regular business hours, for any purpose reasonably related to their Interests.

Section 12.3 Maintenance of Books; Financial Reports. The books and financial records of the Company shall be maintained according to U.S. GAAP, consistently applied. The Company shall provide to each Member, within ten (10) days following the end of each month, quarter and fiscal year, such financial reports (balance sheet, income statement and supporting data) as each Member shall reasonably require for the purposes of its financial reporting; provided, however, that upon the request of any Member and at the Company’s expense, the Company shall prepare, and the Company’s independent financial auditors shall review, financial statements which satisfy such Member’s financial reporting requirements.

Section 12.4 Audits. The Members shall cause an annual audit (utilizing U.S. GAAP) of the Company to be made as of December 31 of each year. Any Member may cause a private audit of the Company each year, separate and apart from the annual audit described in the immediately preceding sentence; provided, however, that any such private audit shall be conducted at the expense of the Member that causes such audit.

Section 12.5 Tax Returns. The Members agree that the Company shall be responsible for the preparation and timely filing of all required federal, state and local tax and information returns of the Company. The Members agree that the Company will either prepare the necessary tax and information returns internally, or enlist the services of a tax preparation and/or consultation firm, and the Company will provide a copy of each such tax or information return filed on its behalf to each Member no later than August 15 of each year. Alcoa may prepare Form 1065, U.S. Partnership Return of Income, and other similar forms and applications on behalf of the Company if the Members shall mutually agree.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.1 Dispute Resolution.

(a) Designated Senior Executive. All disputes, differences, controversies or claims between the Members in relation to this Agreement, if unable to be resolved, shall be referred for resolution by written notice addressed to a senior executive officer of Alcoa and Alumina designated for such purpose from time to time by Chief Executive Officer of Alcoa and Alumina, respectively. The designated officers must meet and discuss the matter during a period of not more than fourteen (14) days from the date of receipt of such written notice.

(b) Chief Executive Officer. If the designated officers of Alcoa and Alumina cannot reach an agreement resolving the dispute within the fourteen (14) days of the receipt of such written notice referred to in Section 13.1(a), any Member may refer the dispute for resolution by further written notice addressed to the Chief Executive Officers of Alcoa and Alumina. The Chief Executive Officers must meet and discuss the matter during a period of not more than twenty-one (21) days from the date of receipt of such further written notice.

(c) Final Resolution. If the Chief Executive Officers of Alcoa and Alumina are unable to resolve the dispute by unanimous consent within twenty-one (21) days from the date they are notified of the dispute, then a Member may seek all remedies available to it at law and in equity.

ARTICLE XIV

TERM; DISSOLUTION

Section 14.1 Term. The term of the Company commenced as of the date the Certificate of Formation of the Company was filed in the office of the Secretary of the State of the State of Delaware and shall continue until the Company is dissolved or otherwise terminated as provided in this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate.

Section 14.2 Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following events (each, a “Liquidating Event”): (a) the written consent of all of the Members; (b) the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member of the Company or the occurrence of any other event under the Act that terminates the continued membership of a Member in the Company, unless within ninety (90) days after the occurrence of such an event, all of the remaining Members (excluding any Member that is a Related Body Corporate of the exiting Member) agree in writing to continue the business of the Company and to the appointment, if necessary or desired, effective as of the date of such event of one or more additional Members; (c) the entry of a decree of dissolution under and in accordance with Section 18-802 of the Act; or (d) the sale of all or substantially all of the Property. In the event an additional Member is admitted pursuant to Section 14.2, to the fullest extent permitted by law, such admission shall be deemed effective immediately prior to such death, retirement, resignation, expulsion, bankruptcy or dissolution, and, immediately following such admission, the departing Member shall cease to be a member of the Company.

Section 14.3 Winding up, Liquidation and Distribution on Dissolution of the Company. Upon the dissolution of the Company, its business shall be wound up and liquidated as rapidly as business circumstances permit. The liquidation and winding up of the Company shall be handled by a liquidating trustee, which shall be Alcoa USA unless Alcoa USA is bankrupt, does not hold the largest Percentage Interest in the Company on the date of dissolution, has been expelled from the Company or has been finally adjudicated to have breached its material obligations under this Agreement. If Alcoa USA is not the liquidating trustee, the Members shall, by vote of a majority in interest of the Members, appoint a liquidating trustee; provided, however, that the liquidating trustee may not be a Member or any Affiliate of such Member if such Member is bankrupt on the date of dissolution or has been finally adjudicated to have breached its material obligations under this Agreement.

Section 14.4 Determination of Fair Market Value. Upon dissolution and liquidation of the Company, the fair market value of the Company shall be determined as follows:

For a period of sixty (60) days beginning as of the date of occurrence of a Liquidating Event set forth in Section 14.2, the fair market value of the Company shall be negotiated by the Members. If any Member elects, an appraisal of the assets of the Company shall be performed by a recognized appraisal firm, the selection of which must be agreed to by all Members. If the Members are unable to agree on an appraisal firm within ten (10) days of such election, then the Alcoa Members and the Alumina Members shall each select an appraisal firm. Such appraisals shall be performed and delivered to all Members within ninety (90) days of the appraisal firms’ selection, and the cost of each appraisal firm shall be borne by the Member that selected such appraisal firm. If the Members are unable to agree on a fair market value within ten (10) days of receipt of each appraisal firm’s valuation, then the fair market value shall be the mid point between the two valuations ascribed by the two appraisal firms.

Section 14.5 Winding Up. As outlined in the Tax Protocol, upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Property has been distributed pursuant to this Section 14.5 and the Company’s Certificate has been canceled in accordance with the Act. All of the business and affairs of the Company shall be liquidated and wound up and all of its assets shall be distributed by the liquidating trustee as follows:

(a) First, to the creditors of the Company (other than Members who are creditors) in satisfaction of the debts and liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

(b) Second, to Members that are creditors of the Company in satisfaction of the debts and liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and

(c) At Alcoa USA’s option, the Capital Accounts of the Alumina Members may be liquidated in cash. If Alcoa USA so elects, Alcoa USA may make an additional cash capital contribution upon liquidation sufficient so that, if such funds are distributed to the Alumina Members, their aggregate Capital Account balances will be reduced to zero. Cash payments shall be made to the extent necessary to ensure that the Alumina Members receive their aggregate Percentage Interest of the total value of all assets distributed upon liquidation as determined in accordance with Section 14.4. For convenience, such additional capital contribution and distributions may, at Alcoa USA’s election, be effected by direct payments from Alcoa USA to the Alumina Members. The provisions of this Section 14.5(c) shall be applied only after giving full effect to all distributions pursuant to Sections 5.1 and 7.1 of the Tax Protocol.

(d) All remaining assets of the Company shall be distributed in kind to those Members that contributed such in-kind assets in proportion to their respective Capital Account balances.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

Section 15.2 Registered Office. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

Section 15.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, legal representatives and assigns. This Agreement and any right or remedy or any duty or obligation arising hereunder shall not be assignable or delegable in whole or in part by any Member without the express prior written consent of the other Members hereto and any such attempt to do so shall be deemed void ab initio.

Section 15.4 Resignation. Except as provided in Article IX, Ownership Interest Transfer Restrictions, a Member may not resign from the Company or voluntarily dissolve solely for purposes of terminating its Membership or the Company without the prior written consent of the other Members.

Section 15.5 Expenses. Each Member hereto shall bear its own expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by such Member, incurred in connection with this Agreement and the transactions contemplated hereby except as otherwise expressly provided herein.

Section 15.6 Sole Risk. Subject to, and conditional upon, the Change of Control Effective Date having occurred, a Foundation Member (or any of its Sole Risk Affiliates) may propose and undertake an Expansion Project or New Project related to the Company’s assets on the terms and conditions set out in Annex B (Sole Risk Regime) of this Agreement.

Section 15.7 Offtake. The Members and the Company acknowledge and agree that each Foundation Member (and if applicable its parent) is entitled to purchase from the Company, and other Enterprise Companies, alumina and bauxite on the basis and subject to the limitations set out in subsection (a) of “SECTION 5: SCOPE” of the Charter.

Section 15.8 Information. Without affecting any other existing rights at law, each of the Foundation Members is entitled to information relating to the Company and the Enterprise on the terms set out in Annex A.

Section 15.9 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in English and in writing, either delivered by hand to such Member at its address set forth below, or sent by postage prepaid certified mail (return receipt requested) or airmail, or by reputable overnight or international courier, or by email (with confirmed answerback as set forth below), or by telegraph or telephonic facsimile transmission, to such Member at its address and email address or facsimile number (if applicable) set forth below, and shall be effective on the date of receipt. The Member or Members receiving any notice pursuant to email or facsimile transmission shall send notice in accordance herewith of such receipt not later than the business day next following the date of such receipt. A copy of the text of any notice given by telephonic facsimile transmission shall be mailed by postage prepaid certified mail (return receipt requested) or by reputable overnight courier, or delivered by hand, to the address set forth below within a reasonable time thereafter, provided such confirmation shall not be required if the recipient acknowledges receipt of the notice. No notice to a Member shall be deemed received on a day that is not a business day in the jurisdiction in which notices are to be addressed to such Member. Any such notice shall not be effective until the next business day in such jurisdiction. All notices shall be sent:

If to any of the Alcoa Members:

c/o Alcoa Corporation

390 Park Avenue

New York, New York 10022

Attention: Corporate Secretary’s Office

Facsimile No.: +1 212 518 5490

If to any of the Alumina Members:

c/o Alumina Limited

Level 12, 60 City Road

Southbank, VIC Australia 3006

GPO Box 5411

Level 12, IBM center

60 City Road, Southbank

Victoria 3000

Australia

Facsimile No: +61 (0)3 8699 2699

Section 15.10 Amendments. This Agreement may not be amended, changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by a duly authorized officer or representative of the proper Member or Members.

Section 15.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 15.12 Section Headings. The Section and Subsection headings in this Agreement are for convenience of reference only and shall not in any way limit or otherwise affect the meaning hereof.

Section 15.13 Waivers. No waiver by any of the Members of any breach or failure to comply with any provision of this Agreement shall be construed as, or constitute, a continuing waiver of such provision or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

Section 15.14 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction and which is not material in implementing the intentions of the Members shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of any provision in any other jurisdiction.

Section 15.15 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person or entity (other than the Members) any rights or remedies.

Section 15.16 Governing Law. This Agreement shall be construed in accordance with, and shall be governed by, the laws of State of Delaware, United States, without giving effect to the principles of conflicts of law thereof.

Section 15.17 Interpretation. In this Agreement, unless the context otherwise requires, a reference to a section, clause or annex, is to a section, clause or annex of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

ALCOA USA CORP

By:	/s/ John Kenna
	Name:	John Kenna
	Title:	Vice President, Tax

ASC ALUMINA, INC.

By:	/s/ John Kenna
	Name:	John Kenna
	Title:	Vice President, Tax

REYNOLDS METALS COMPANY, LLC

By:	/s/ John Kenna
	Name:	John Kenna
	Title:	Vice President, Tax

REYNOLDS METALS EXPLORATION, INC.

By:	/s/ John Kenna
	Name:	John Kenna
	Title:	Vice President, Tax

[Signature Page to Limited Liability Company Agreement of Alcoa World Alumina LLC]

ALUMINA INTERNATIONAL HOLDINGS PTY LTD

By:	/s/ Chris Thiris
	Name:	Chris Thiris
	Title:	Director

By:	/s/ Stephen Foster
	Name:	Stephen Foster
	Title:	Secretary

ALUMINA (USA) INC.

By:	/s/ Chris Thiris
	Name:	Chris Thiris
	Title:	Director

[Signature Page to Limited Liability Company Agreement of Alcoa World Alumina LLC]

ANNEX A

ENTERPRISE COMPANY INFORMATION

Unless expressly defined in this Agreement, capitalized terms used in this Annex A have the meanings given in the Charter.

1.	The Foundation Members shall each have access during normal business hours, upon reasonable advance notice (with the intention that the Company will provide access within 28 days of receiving such notice), to all information, produced or held by the Company, including all information produced or held by Alcoa or Related Bodies Corporate of Alcoa acting in the capacity of AWAC Manager of the Enterprise and the Company. Such information will be produced and held jointly on behalf of the Company and the Foundation Members, and will be freely available to each of them subject to and in accordance with these terms. Such information rights are without prejudice to, and in no way limit the Members’ respective rights to access information regarding the Company under this Agreement or at law (“General Information Rights”). For the avoidance of doubt, this Annex A does not apply to any information relating to any businesses or interests held by a Foundation Member or its Affiliates that are not part of the Enterprise.

2.	Each Foundation Member shall have reasonable access to the head of each Business Unit within the Enterprise through the Member’s Strategic Council members and other nominated representatives.

3.	Notwithstanding anything to the contrary in this Annex A, the Company and each of the Foundation Members and its Related Bodies Corporate shall not be required to (a) violate any legal requirements (including with respect to employee data privacy laws) or any obligation of confidentiality to any third parties, or (b) provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of such entity. Any access to or provision of information pursuant to this Annex A shall be conducted in such a manner as not to interfere unreasonably with the operation of the Enterprise or any Enterprise Company; provided, that this sentence shall not derogate from the rights to information set out in this Annex A.

4.	In addition, notwithstanding anything to the contrary in this Annex A, with respect to a request by a Foundation Member that is not the AWAC Manager or a Related Body Corporate of the AWAC Manager (a “Non-Manager Member”) that relates to any Company customer sales contract (“Customer Contracts”):

(a)	that access right shall be limited to two employees of the Non-Manager Member who shall be nominated by the Non-Manager Member;

(b)	such Customer Contracts shall be kept strictly confidential and may not be disclosed by them to other personnel or representatives of the Non-Manager Member except for the purposes of enforcing legal rights of the Enterprise or obtaining legal advice in connection with such enforcement, and the AWAC Manager or an Enterprise Company may require such employees to sign customary and appropriate confidentiality undertakings;

(c)	the AWAC Manager or the Company may provide access to Customer Contracts by means of an electronic data room or other protocol designed to preserve confidentiality;

(d)	upon the occurrence of a Change of Control with respect to the Non-Manager Member, all rights of Non-Manager Member or any of its nominated employees to access or receive Customer Contracts shall terminate, and they shall return or destroy any Customer Contracts previously provided to them; and

(e)	in the event that Customer Contracts cannot be disclosed due to an obligation of confidentiality to any third parties, the Company and AWAC Manager will use their commercially reasonable efforts to seek a waiver of such confidentiality obligations or to otherwise permit such disclosure.

5.	The AWAC Manager shall adopt reasonable protocols to ensure that only those employees of the AWAC Manager that are engaged in the day-to-day operations and management of the Company will be entitled to receive Customer Contracts and only to the extent that is reasonably necessary for the management and operation of the Company.

6.	Prior to providing access to any information under this Annex A, but without in any way restricting any General Information Rights, the Company may require a Foundation Member to provide a customary and appropriate undertaking containing confidentiality and use restrictions consistent with this Annex A and (without limitation) allowing (a) use of such information in connection with its investment in the Enterprise and the operation of the Enterprise’s business and (b) disclosure to the extent required by law. Each Foundation Member shall take reasonable measures to ensure that its access to Company information is consistent with applicable laws, including competition laws.

7.	Each Non-Manager Member will receive prompt notice of events known to the AWAC Manager which may affect the earnings or dividends of the Company or which may lead to a significant change in the amount of leveraging within the Company.

8.	The Company will prepare annual operating plans and capital budgets (or follow such other planning/budgeting process, if any, that may be used by the AWAC Manager from time to time). The AWAC Manager will keep the Non-Manager Member informed of the progress in formulating any such plans and budgets and will specifically advise the Non- Manager Member if the consolidated effect of any such plans and budgets appears likely to require any equity call from the Non-Manager Member in the year for which the plans and budgets are being prepared. Any such operating plans and capital budgets will be approved by Members holding a majority of the Percentage Interests.

9.	Any individual Request for Authorization for more than US $10 million relating to the Company shall be sent for information to the Foundation Members at the same time it is submitted to the AWAC Manager.

10.	Despite any other provision of this Annex A, the AWAC Manager is not required to provide any notice, advice or information to a Foundation Member if such notice, advice or information has already been provided by the AWAC Manager to that Member or any of its Related Bodies Corporate.

11.	In the event of a proposed or anticipated Change of Control of the Ultimate Holding Company of a Foundation Member, the other agrees to provide commercially reasonable cooperation, at the expense of the Members whose Ultimate Holding Company is undergoing the Change of Control, with respect to (a) filings and notifications with any governmental authority that reasonably may be necessary, proper or advisable under the relevant competition laws to consummate and make effective the proposed acquisition; and (b) supplying any additional information and documentary material that may be requested by any governmental authority under applicable law (provided, that no Foundation Member shall be required to supply non-Company information or documentary material).

ANNEX B

SOLE RISK REGIME

1.	Definitions and interpretation

If, at the time of interpreting this Annex B, the Strategic Council has ceased to exist, the references in this Annex B to the “Strategic Council” shall instead be to the Company’s Members or other governing body.

Capitalized terms in this Annex B have the meaning given in Schedule 1.01 of the Formation Agreement unless defined below.

“Enterprise Project” means a project undertaken within the Enterprise and includes normal operations.

“Enterprise Facilities” means the operational facilities of an Enterprise Company, including but not limited to mining and refinery infrastructure, and including any related services required to be provided by the relevant Enterprise Company to operate those facilities and any services to support and facilitate the development, construction and operation of the Sole Risk Project.

“Expansion Project” means a project of a type within the scope of the Enterprise undertaken within the Enterprise involving the expansion of an existing Enterprise operation, facility or venture, including any mine or refinery.

“New Project” means a project of a type within the scope of the Enterprise undertaken within the Enterprise involving the development of a new mine, refinery or other operation or facility on Enterprise land, tenements or otherwise within Enterprise concession rights.

“Non-Proposing Party” has the meaning given in clause 2.2.

“Proposing Party” has the meaning given in clause 2.1.

“Relevant Existing Project” means any Enterprise Project or another Sole Risk Project, which at the relevant time:

(a)	is in existence;

(b)	is approved to be undertaken within the Enterprise (in the case of an Enterprise Project); or

(c)	a Proposing Party has proposed under clause 2.1 and has not declined, under clause 2.2, to conduct (in the case of another Sole Risk Project).

“Sole Risk Affiliate” means, with respect to any entity, any other entity controlling, controlled by, or under common control with such first entity, provided that, solely for the purposes of this definition, “control” of an entity shall mean the ownership of fifty percent (50%) or more of the voting securities of such entity (and “controlled” and “controlling” shall have correlative meanings).

“Sole Risk Project” has the meaning given in clause 2.2.

“Sole Risk Project Management Agreement” has the meaning given in clause 2.2(d).

2.	Sole risk

2.1	Proposal for an Expansion Project or New Project

If a Foundation Member or any of its Sole Risk Affiliates wishes to develop, construct, operate or otherwise implement an Expansion Project or New Project, it (“Proposing Party”) may by written notice propose that the relevant Enterprise Company implement, or participate in, the Expansion Project or New Project (as applicable), in which case the Proposing Party must provide such detail in relation to the Expansion Project or New Project as is reasonably necessary to enable the other party (“Non-Proposing Party”) to assess the merits of the project.

2.2	Sole Risk Project

If:

(a)	the proposed Expansion Project or New Project has not been approved by the Non-Proposing Party within 180 days of written notice of the proposal being given under clause 2.1; and

(b)	the proposed Expansion Project or New Project does not materially interfere with any Relevant Existing Project,

the Proposing Party may, by giving written notice to the Non-Proposing Party, elect to conduct the proposed Expansion Project or New Project (as applicable) as a sole risk project, in which case the Proposing Party:

(c)	in the case of a New Project, where it is feasible, shall conduct the project itself or through a nominated subsidiary (including, in either case without limitation, by the appointment of a manager); or

(d)	in the case of an Expansion Project relating to an Enterprise Refinery, shall enter into an agreement with the relevant Enterprise Company to conduct the project under the direction of the Proposing Party (a “Sole Risk Project Management Agreement”); or

(e)	in all other cases, may elect to:

(i)	conduct the project itself or through a nominated subsidiary (including, in either case without limitation, by the appointment of a manager); or

(ii)	enter into a Sole Risk Project Management Agreement with the relevant Enterprise Company.

(each a “Sole Risk Project”).

(f)	Subject to paragraph (g), the construction and operation of all Sole Risk Projects must comply with all applicable law and the standards adopted by the relevant Enterprise Company in place immediately prior to commencement of construction or operation of the Sole Risk Project. Where there are changes to those standards after commencement of the operations of such Sole Risk Project, these standards will be adopted for conduct of the Sole Risk Project to that same extent.

(g)	Where a Sole Risk Project is not the subject of a Sole Risk Project Management Agreement, and is functionally and operationally separate from the Enterprise Facilities, the Proposing Party may seek the approval of the relevant Enterprise Company to apply a standard (other than the standard adopted by the relevant Enterprise Company) that is a reasonably acceptable industry standard, such approval not to be unreasonably withheld.

2.3	Conduct of Sole Risk Project operated by Proposing Party or nominated Sole Risk Affiliate

(a)	If the Sole Risk Project is conducted in accordance with clause 2.2(c) or clause 2.2(e)(i), the Proposing Party or its nominated Sole Risk Affiliate will develop, operate and manage the Sole Risk Project independently of the Enterprise’s operations in accordance with this clause 2.3, except to the extent that the Proposing Party utilizes Enterprise Facilities as agreed or determined in accordance with clause 2.3(b).

(b)	A Proposing Party may utilize Enterprise Facilities in connection with a Sole Risk Project provided:

(i)	the Enterprise Facilities are not required or utilized, and are not reasonably expected to be required or utilized, for any Relevant Existing Project or reasonably expected projects, or have capacity in excess of that which is required or utilized, or expected to be required or utilized, for Relevant Existing Projects or reasonably expected projects; and

(ii)	to the extent a Proposing Party may utilize Enterprise Facilities in accordance with clause 2.3(b)(i), the Proposing Party and the relevant Enterprise Company must negotiate in good faith with a view to entering into a shared services agreement (“Shared Services Agreement”) with the Proposing Party pursuant to which the relevant Enterprise Company will allow utilization of the Enterprise Facilities on reasonable arms’ length terms. The amount payable for use of the Enterprise Facilities should take into account the latent capacity of some or all of the Enterprise Facilities proposed to be used (including loss of option value) and any coordination costs.

(c)	The operation and management of the Sole Risk Project by the Proposing Party or its nominated subsidiary will be conducted such that:

(i)	the Proposing Party shall be the sole decision maker in respect of the Sole Risk Project, and will bear all risks associated with the Sole Risk Project;

(ii)	the Non-Proposing Party and the Strategic Council are not entitled to participate in any decision making regarding the Sole Risk Project except such decisions as may affect the Enterprise Facilities or that arise in connection with the Sole Risk Project Management Agreement;

(iii)	during the period of construction and operation of the Sole Risk Project, the Proposing Party or its nominated subsidiary will use reasonable endeavors to minimize interference with, or disruption to, the Enterprise and any Enterprise Project;

(iv)	the Non-Proposing Party is not entitled to receive any offtake arising from the Sole Risk Project in accordance with clause 2.7; and

(v)	the cost of the Sole Risk Project, including any payments under a Shared Services Agreement, will be borne by the Proposing Party in accordance with clause 2.8.

2.4	Conduct of Sole Risk Project operated by an Enterprise Company

(a)	If the Sole Risk Project is conducted in accordance with clause 2.2(d) or clause 2.2(e)(ii), the relevant Enterprise Company will operate and manage the Sole Risk Project in accordance with this clause 2.4 subject to the applicable Sole Risk Project Management Agreement, which must include a requirement that during the period of construction and operation of the Sole Risk Project, the Enterprise Company will use reasonable endeavors to minimize interference with, or disruption to, the Enterprise and any Enterprise Project;

(b)	The Enterprise Facilities may be utilized to conduct the Sole Risk Project to the extent that the Enterprise Facilities are not required or utilized, and are not reasonably expected to be required or utilized, for any Relevant Existing Project or reasonably expected projects, or have capacity in excess of that which is required or utilized, or expected to be required or utilized, for Relevant Existing Projects or reasonably expected projects;

(c)	The Non-Proposing Party shall not be entitled to receive any offtake arising from the Sole Risk Project in accordance with clause 2.7; and

(d)	The cost of the Sole Risk Project will be borne by the Proposing Party in accordance with clause 2.8.

2.5	Obligation to proceed with Sole Risk Project within certain period

If a Sole Risk Project has not commenced construction within 18 months of the time period specified in the proposed project terms, the Proposing Party cannot proceed without the approval of the Non-Proposing Party.

2.6	Rights to Enterprise tenement or concession rights

(a)	If the Sole Risk Project that is a New Project is conducted in accordance with clause 2.2(c) or clause 2.2(e)(i), the relevant Enterprise Company will use commercially reasonable endeavors to grant to the Proposing Party or its subsidiary, or secure the grant to that party of, a right to use the Enterprise land, tenement or concession rights, to the extent reasonably necessary to undertake the Sole Risk Project.

(b)	The Enterprise Company will, at the request of the Proposing Party, use commercially reasonable endeavors to excise the portion of the tenement or concession on customary terms, including by creation of a sublease, reasonably expected to contain the reserves and resources required for the Sole Risk Project.

(c)	If the existence of additional reserves or resources is established in the area that is the subject of a Sole Risk Project through further exploration (Additional Tonnes), the Proposing Party or Enterprise Company, as the case may be, will notify the Foundation Members or, if different, their Ultimate Holding Companies, as soon as reasonably practicable. For the avoidance of doubt, any such Additional Tonnes will be assets of the Enterprise Company.

2.7	Rights to production arising from a Sole Risk Project

(a)	If the Sole Risk Project is conducted in accordance with clause 2.2(d) or clause 2.2(e)(ii), the Proposing Party may exclusively purchase all offtake, including any bauxite or alumina, produced from the Sole Risk Project at cost and the Non-Proposing Party shall not be entitled to receive any production from the Sole Risk Project and the Enterprise Company must enter into an offtake agreement with the Proposing Party to give effect to the offtake rights of the Proposing Party.

(b)	If the Sole Risk Project is conducted in accordance with clause 2.2(c) or clause 2.2(e)(i), the Proposing Party will exclusively hold the legal title to all production resulting from the Sole Risk Project in accordance with clause 2.7(a) and the Non-Proposing Party shall not be entitled to receive any production from the Sole Risk Project, and the Proposing Party will have the exclusive benefit of all property, plant and equipment built or acquired for the Sole Risk Project.

(c)	If the production from an Enterprise Project (including an Expansion Project) reduces following completion of construction of that Enterprise Project then, to the extent that such reduction occurs as a result of actions taken at the direction of:

(i)	the Proposing Party in connection with a Sole Risk Project, the offtake available to the Proposing Party will reduce; and

(ii)	an Enterprise Company in connection with an Enterprise Project, the offtake available to the Enterprise Company will reduce,

and to the extent that reduction occurs as a result of an event that neither the Proposing Party and Enterprise contribute to or which the Proposing Party and Enterprise each materially contribute to, then the offtake available to the Proposing Party and the Enterprise Company will reduce in proportion to the entitlement to offtake of each party.

(d)	The Proposing Party will have the exclusive benefit of all fixtures built or acquired for the Sole Risk Project with ownership of those fixtures residing with Enterprise Company.

(e)	The Enterprise will be entitled to use any unused capacity in infrastructure created by a Sole Risk Project, and the Proposing Party and the relevant Enterprise Company must negotiate in good faith with a view to entering into a shared infrastructure agreement (“Infrastructure Sharing Agreement”) with the Proposing Party pursuant to which the Proposing Party will allow utilization of the infrastructure by the relevant Enterprise Company on reasonable arms’ length terms.

2.8	Allocation of costs of Sole Risk Project

(a)	The Proposing Party must:

(i)	bear the entire cost and liability of developing, conducting, operating, closing and remediating the Sole Risk Project;

(ii)	pay the relevant Enterprise Company a fair market value amount (“Fair Market Value”) for any resources consumed;

(iii)	pay any costs in connection with any proposed excising of a portion of the land, tenements or concession rights following a request by the Proposing Party under clause 2.6, including the costs to the Enterprise Company seeking and obtaining any government consent required and any duty or tax payable;

(iv)	pay the relevant Enterprise Company its costs, including reasonably allocated overhead and any other agreed payments, for use of the relevant Enterprise Facilities;

(v)	if the construction or operation of the Sole Risk Project results or is likely to result in a temporary decrease in the output or capacity of the Enterprise, which would result in an unavoidable loss of sales of bauxite or alumina by the Enterprise Company, the Proposing Party must reimburse the Non-Proposing Party for such loss; and

(vi)	keep the relevant Enterprise Company and the Non-Proposing Party whole in respect of costs and liabilities arising from the Sole Risk Project, including any cost of bringing forward the closure date of an Enterprise Mine or Enterprise Refinery or otherwise reducing the value of the Enterprise Facilities (whether or not directly utilized for the Sole Risk Project).

(b)	For the purposes of this Annex B, Fair Market Value will be agreed by the Proposing Party and the Enterprise Company or, failing agreement, will be determined by the average of three valuations determined by three independent experts (“Valuers”):

(i)	based on the fact that the scheduled reserves and resources will be developed using the infrastructure assets available to the Enterprise;

(ii)	based on the quantity of scheduled reserves and resources, and other reasonably anticipated bauxite prospectivity, that the applicable feasibility study identifies as being scheduled for delivery to the Proposing Party as part of the Sole Risk Project and the timing for delivery of those tonnes in accordance with the delivery schedule set out in the applicable feasibility study, taking into account any reduction in mine life arising from the consumption of those reserves and resources; and

(iii)	each Valuer will value the transaction as between a willing but not anxious seller and a willing but not anxious buyer at arm’s length and have regard to all relevant matters including:

(A)	current and projected demand and supply conditions in the global bauxite market;

(B)	likely trends in bauxite quality specifications and pricing;

(C)	likely timing and scale of development and/or expansion of all relevant bauxite deposits;

(D)	quantum and nature of all relevant bauxite reserves and resources, including grade;

(E)	projected capital and operating costs of development (taking into account the location of the bauxite and in particular its proximity to relevant Enterprise Facilities) and/or expansion over project life;

(F)	the global competitiveness of relevant bauxite product; and

(G)	the party that will bear any stamp duty or equivalent duty arising in connection with the transaction concerned and the amount of that duty

2.9	Allocation of benefits of Sole Risk Project

Any production economies (including reductions in fixed and variable cost on a per unit basis) which result from the Sole Risk Project with respect to the Enterprise shall accrue to the Enterprise Company.

2.10	Sale or closure of Enterprise Mine or Enterprise Refinery

(a)	Subject to paragraph (b), if the Strategic Council or the relevant Enterprise Company proposes to sell, curtail or close an Enterprise Mine or Enterprise Refinery:

(i)	a related continuing Sole Risk Project will not be forced to close or curtail; and

(ii)	the sale of those assets, to the extent they relate to a Sole Risk Project, is not permitted without the consent of the Proposing Party,

unless there has been consultation with the Proposing Party in good faith to determine whether the Proposing Party could assume operation of the Enterprise Mine or Enterprise Refinery with the Proposing Party having the exclusive benefit of the operations, including the offtake and bearing the entire operating cost and liability of conducting the Enterprise Mine or Enterprise Refinery. If in this scenario, the Proposing Party does assume operation of the Enterprise Mine or Enterprise Refinery, liability for the closure costs will be borne by:

(iii)	the Enterprise, to the extent of the closure costs attributable to the Enterprise Mine or Enterprise Refinery (in each case, excluding any Sole Risk Project) in respect of the period prior to the date on which the Proposing Party assumed operation of the Enterprise Mine or Enterprise Refinery; and

(iv)	the Proposing Party, as regards the Sole Risk Project and to the extent of the closure costs attributable to the Enterprise Mine or Enterprise Refinery in respect of the period on and after the time from which the Proposing Party assumed control of the Enterprise Mine or Enterprise Refinery.

(b)	Any sale by the Enterprise Company of an Enterprise Mine or Enterprise Refinery that contains a Sole Risk Project must be subject to the purchaser recognizing and agreeing to honor the rights and interests of the Proposing Party in respect of the Sole Risk Project and pursuant to these terms.

2.11	Indemnity

The Proposing Party must indemnify and keep indemnified the Non-Proposing Party and the relevant Enterprise Company against all claims and liabilities arising out of the existence, development and operation of any and all of its Sole Risk Projects, including any tax liability arising as a result of the transfer or sale of any offtake from the Enterprise Company to the Proposing Party and all claims and liabilities in connection with liability assumed by the Proposing Party under clause 2.10(a).

2.12	Transfer of Sole Risk Project

If a Proposing Party transfers all of its interest in the Enterprise Company to a person other than an affiliate, it will also transfer, to the acquirer of that interest, each Sole Risk Project.

EXHIBIT A

Tax Protocol

6/28/96

TAX PROTOCOL

This Tax Protocol is effective as of the 1st day of January 1995 and is made a part of the Formation Agreement and Limited Liability Company Agreement by and between the Members in Alcoa Alumina & Chemicals, L.L.C. (“AAC”), on the following terms and conditions:

ARTICLE 1

TAX MATTERS

1.1 Members’ Intent. The Members intend that AAC be classified as a partnership for federal tax purposes. The Limited Liability Company Agreement and this Protocol shall be interpreted in a manner to give effect to such intent.

1.2 Definitions. Capitalized words and phrases used in this Protocol have the meanings set forth in the Limited Liability Company Agreement, the master list of definitions attached to the Formation Agreement as Schedule 1.01 or the following meanings, as the case may be:

(a) “Accumulated Net Cash From Domestic Operations” means an amount equal to current year Net Cash From Domestic Operations plus prior year Net Cash From Domestic Operations not distributed to the Members in prior years.

(b) “Accumulated Net Cash From Foreign Operations” means an amount equal to current year Net Cash From Foreign Operations plus prior year Net Cash From Foreign Operations not distributed to the Members in prior years.

(c) “Accumulated Net Cash From Operations” means an amount equal to the sum of Accumulated Net Cash From Domestic Operations plus Accumulated Net Cash From Foreign Operations.

(d) “Additional Capital Contributions” means, with respect to each Member, the Capital Contributions made by such Member pursuant to Section 2.8 below, reduced by the amount of any liabilities of such Member assumed by AAC in connection with such Capital Contribution or which are secured by any property contributed by such Member as a part of such Capital Contribution.

(e) “Additional Contribution Agreement” means that contribution agreement pursuant to which any Member makes an Additional Capital Contribution to AAC pursuant to Article 2.8 hereof.

(f) “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Protocol or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

(g) “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s share of Profits allocated pursuant to Section 2.2 hereof and any items in the nature of income or gain which are specially allocated pursuant to Sections 2.4 and 2.5 hereof, and the amount of any AAC liabilities assumed by such Member or which are secured by any Property distributed to such Member.

(ii) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Protocol, such Member’s share of Losses allocated pursuant to Section 2.3 hereof and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 2.4 and 2.5 hereof, and the amount of any liabilities of such Member assumed by AAC or which are secured by any property contributed by such Member to AAC.

(iii) Except as provided in Section 1.704-1(b)(2)(iv)(l), in the event all or a portion of an Interest is transferred in accordance with the terms of this Protocol, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(iv) In determining the amount of any liability for purposes of Sections 1.2(d), 1.2(g)(i), 1.2(g)(ii), 1.2(aa), and 1.2(aq) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions, and the other provisions of this Tax Protocol relating to the maintenance of capital accounts and allocations of income, gain, loss, deduction, and credit, are intended to comply with Section 1.704-1(b)(2)(iv) of the Regulations and

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shall be interpreted and applied in a manner consistent therewith. To the extent the provisions of this Section 1.2(g) are determined to be inconsistent with the rules contained in Regulations Section 1.704-1(b)(2)(iv), or to the extent these provisions fail to address any situation covered by such Regulations, the rules prescribed in such Regulations shall govern. In the event the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by AAC or any Member), are computed in order to comply with applicable Regulations, the Members may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 12.5 of the Limited Liability Company Agreement upon the dissolution of AAC. The Members shall also make any appropriate modifications in the event unanticipated events might otherwise cause this Tax Protocol not to comply with Regulations Section 1.704-1(b).

(h) “Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to AAC with respect to the Interest held by such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to AAC by the maker of the note (or a Member related to the maker of the note) shall not be included in the Capital Account of any Member until AAC makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(j) “Debt” means (i) any indebtedness for borrowed money or deferred purchase price of property or evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind existing on any asset owned or held by AAC whether or not AAC has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement (the principal amount of such obligation shall be deemed to be the notional principal amount on which such swap is based), and (v) obligations under direct or indirect guarantees of indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), and (iv) above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of AAC’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

(k) “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be

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an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members. Excess percentage depletion shall be allocated in the manner described in Section 1.704–1(b)(4)(iii).

(I) “Domestic Assets” means assets listed as Domestic Assets in Exhibit A hereto and any other assets so characterized by AAC.

(m) “Fiscal Year” means (i) the period commencing on the effective date of this Protocol and ending on December 31, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which AAC is required to close its books and allocate Profits, Losses, and other items of Membership income, gain, loss, or deduction pursuant to Sections 2.2 through 2.7 below.

(n) “Foreign Assets” means assets listed as Foreign Assets in Exhibit A hereto and any other assets so characterized by AAC. For avoidance of doubt, Foreign Assets include Old Foreign Assets and New Foreign Assets.

(o) “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to AAC shall be the gross fair market value of such asset, as determined by appraisal or other valuation method, provided that the initial Gross Asset Values of the assets contributed to AAC pursuant to Section 2.1 hereof shall be as set forth in such Section;

(ii) The Gross Asset Values of all Membership assets shall not be adjusted to equal their respective gross fair market values upon the acquisition of an additional Interest by an existing Member in exchange for a Capital Contribution;

(iii) The Gross Asset Values of all Membership assets shall be adjusted to equal their respective gross fair market values as of the following times: (a) the acquisition of an Interest by a new Member in exchange for a Capital Contribution; (b) the distribution by AAC to a Member of Property as consideration for an Interest; and (c) the liquidation of AAC within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

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(iv) The Gross Asset Value of any Membership asset distributed to any Member shall be adjusted to equal the gross fair market value on the date of distribution as determined by the Members; and

(v) The Gross Asset Values of Membership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Sections 1.2(ah)(vi) and 2.4(f) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.2(o) to the extent the Members determine that an adjustment pursuant to Section 1.2(o)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.2(o)(v).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 1.2(o)(i), Section 1.2(o)(iii), or Section 1.2(o)(v) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(p) “Interest” means an ownership interest in AAC representing some or all of the Capital Contributions made by a Member pursuant to Sections 2.1 and 2.8 hereof, including any and all benefits to which the holder of such Interest may be entitled as provided in the Limited Liability Company Agreement and this Protocol, together with all obligations of such Member to comply with the terms and provisions of the Limited Liability Company Agreement and this Protocol.

(q) “Liquidating Event” shall have the meaning set forth in Section 12.2 of the Limited Liability Company Agreement.

(r) “Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

(s) “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to Membership Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(t) “Member Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(u) “Membership Minimum Gain” has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

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(v) “Net Cash From Operations” means an amount equal to the taxable income or loss of the Company arising in the ordinary course of the Company’s business and investment activities, except as follows:

(i) Taxable income shall be increased and taxable loss shall be decreased by tax exempt interest, depreciation, amortization, cost recovery allowances, and other noncash charges deducted in determining such taxable income or loss;

(ii) Taxable income shall be decreased and taxable loss shall be increased by principal payments made on any Company indebtedness; property replacement or contingency reserves actually established by the Company; capital expenditures when made other than from reserves or from borrowings the proceeds of which are not otherwise included in Net Cash From Operations; and any other cash expenditures (including preferred returns, if any) not deducted in determining such taxable income or loss.

(w) “Net Cash From Domestic Operations” means an amount equal to Net Cash From Operations attributable to Domestic Assets.

(x) “Net Cash From Foreign Operations” means an amount equal to Net Cash From Operations attributable to Foreign Assets.

(y) “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

(z) “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(aa) “Original Capital Contribution” means, with respect to each Member, the Capital Contribution made by such Member pursuant to Section 2.1 hereof, reduced by the amount of any liabilities of such Member assumed by AAC in connection with such Capital Contribution or which are secured by any property contributed by such Member to AAC as a part of such Capital Contribution. In the event all or a portion of an Interest is transferred in accordance with the terms of this Protocol, the transferee shall succeed to the Original Capital Contribution of the transferor to the extent it relates to the transferred Interest.

(ab) “Percentage Interest” means, with respect to any Member, as of any date, the ratio (expressed as a percentage) of such Member’s Capital Account on such date to the aggregate Capital Accounts of all Members on such date, such Capital Accounts to be determined after giving effect to all contributions, distributions, and allocations for all periods ending on or prior to such date. The initial Percentage Interest of each Member is set forth in Section 2.1 hereof. In the event all or any portion of an Interest is transferred in accordance with the terms of this Protocol, the transferee shall succeed to the Percentage Interest of the transferor to the extent it relates to the transferred Interest.

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(ac) “Percentage Interest In Domestic Assets” means, with respect to any Member, as of any date, the ratio (expressed as a percentage) of: (i) that portion of the Member’s Capital Account which relates to contributions by the Member of Domestic Assets, distributions to the Member of Domestic Assets, and allocations to the Member of Profits From Domestic Assets and Losses From Domestic Assets for all periods ending on or prior to such date, to (ii) the aggregate of such amount computed for all Members. For purposes of computing any Member’s Percentage Interest in Domestic Assets, there shall be excluded each Member’s interest in cash designated in Exhibit A to the Tax Protocol as a Domestic Asset as of December 31, 1994, that was used by AAC to acquire New Foreign Assets. For purposes of computing any Member’s Percentage Interest in Domestic Assets, there shall be excluded each Member’s interest in cash designated in Exhibit A to the Tax Protocol as a Domestic Asset as of December 31, 1994, that was used by AAC to acquire Foreign Assets subsequent to December 31, 1994.

(ad) “Percentage Interest In Foreign Assets” means, with respect to any Member, as of any date, the ratio (expressed as a percentage) of: (i) that portion of the Member’s Capital Account which relates to contributions by the Member of Foreign Assets, distributions to the Member of Foreign Assets, and allocations to the Member of Profits From Foreign Assets and Losses From Foreign Assets for all periods ending on or prior to such date, to (ii) the aggregate of such amount computed for all Members. For purposes of computing ACOA’s and ASC’s respective Percentage Interest in Foreign Assets, ACOA and ASC each shall be considered to have contributed to AAC New Foreign Assets in the amount of their respective interests in cash designated in Exhibit A to the Tax Protocol as a Domestic Asset as of December 31, 1994, that was used by AAC to acquire New Foreign Assets. For purposes of computing any Member’s Percentage Interest in Foreign Assets, (i) each Member shall be considered to have contributed to AAC Foreign Assets in the amount of its respective interests in cash designated in Exhibit A to the Tax Protocol as a Domestic Asset as of December 31, 1994, that was used by AAC to acquire Foreign Assets subsequent to December 31, 1994, and (ii) WMC-F shall be considered to have an interest in such cash in the amount of WMC-D’s Capital Account assigned to WMC-F by the Assignment.

(ae) “Person” means any individual, partnership, corporation, trust, or other entity.

(af) “Profit and Loss Percentage Interest in Domestic Assets” means, with respect to any Member, that Member’s percentage share in the Profits From Domestic Assets and Losses From Domestic Assets. Each Member’s Profit and Loss Percentage Interest in Domestic Assets shall be equal to that Member’s Percentage Interest in Domestic Assets set forth in Section 2.1 Each Member’s Profit and Loss Percentage Interest in Domestic Assets shall be subject to appropriate adjustment to reflect dilution of a Member pursuant to Section 8 of the Charter of the Strategic Counsel.

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(ag) “Profit and Loss Percentage Interest in Foreign Assets” means, with respect to any Member, that Member’s percentage share in the Profits From Foreign Assets and Losses From Foreign Assets. Each Member’s Profit and Loss Percentage Interest in Foreign Assets shall be equal to that Member’s respective Percentage Interest in Foreign Assets set forth in Section 2.1 Each Member’s respective Profit and Loss Percentage Interest in Foreign Assets shall be subject to appropriate adjustment to reflect dilution of a Member pursuant to Section 8 of the Charter of the Strategic Counsel.

(ah) “Profits” and “Losses” means, for each Fiscal Year, an amount equal to AAC’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of AAC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.2(ah) shall be added to such taxable income or loss;

(ii) Any expenditures of AAC described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.2(ah) shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 1.2(o)(iii) or Section 1.2(o)(iv) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with Section 1.2(k) hereof;

(vi) To the extent an adjustment to the adjusted tax basis of any Membership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)

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(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this Section 1.2(ah), any items which are specially allocated pursuant to Section 2.4 or Section 2.5 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Membership income, gain, loss, or deduction available to be specially allocated pursuant to Sections 2.4 and 2.5 hereof shall be determined by applying rules analogous to those set forth in (i) through (vi) above.

(ai) “Profits From Domestic Assets” and “Losses From Domestic Assets” means, for each Fiscal Year, an amount equal to AAC’s Profits or Losses for such Fiscal Year attributable to Domestic Assets.

(aj) “Profits From Foreign Assets” and “Losses From Foreign Assets” means, for each Fiscal Year, an amount equal to AAC’s Profits or Losses for such Fiscal Year attributable to Foreign Assets.

(ak) “Property” means all real and personal property acquired by AAC and any improvements thereto, and shall include both tangible and intangible property.

(al) “Protocol” means this Protocol to the Limited Liability Company Agreement, as amended from time to time.

(am) “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). When applying such Regulations to this Tax Protocol, the Formation Agreement or the Limited Liability company Agreement, the words “partner” or “partnership” shall be substituted for the words “Member” or “Membership”, as appropriate, each time the latter words shall appear in such documents.

(an) “Regulatory Allocations” shall have the meaning set forth in Section 2.5 hereof.

(ao) “Tax Matters Member” shall be ACOA.

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(ap) “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of.

(aq) “Unreturned Capital” means, for any Member as of any date, the excess, if any, of (i) the sum of (A) such Member’s Original Capital Contribution, (B) any Additional Capital Contributions made by such Member pursuant to Section 2.8 hereof, and (c) the amount of any liabilities of AAC which, in connection with distributions pursuant to Section 3.1 hereof and Section 12.5 of the Limited Liability Company Agreement, are assumed by such Member or are secured by any Membership Property distributed to such Member, over (ii) the cumulative amount of money and the Gross Asset Value of any property (other than money) distributed to such Member pursuant to Section 1.1 hereof and Section 12.5 of the Limited Liability Company Agreement as of such date. The Unreturned Capital of a Member that has assigned any portion of its Capital Account to another Member shall be reduced by the amount of its Capital Account assigned to the other Member, and the Unreturned Capital of a Member that has received an assignment of a portion of another Member’s Capital Account shall be increased by the amount of the Capital Account assigned to it.

(ar) “New Foreign Assets” means AAC’s (I) 98 percent interest in Alcoa Minerals of Jamaica, LLC, (ii) 60 percent interest in the outstanding shares of Alcoa-AAC Industrial Chemicals, Inc., (iii) 40.9% interest in the outstanding shares of ABALCO, S.A., and (iv) 98 percent interest in St. Croix Alumina, L.L.C.

(as) “Old Foreign Assets” means Foreign Assets exclusive of New Foreign Assets.

(at) “Percentage Interest in New Foreign Assets” means, with respect to WMC-D and WMC-F as of any date, the ratio (expressed as a percentage) of: (I) that portion of WMC-D’s and WMC-F’s respective Capital Accounts which relates to contributions by WMC-D and WMC-F of New Foreign Assets, distributions to WMC-D and WMC-F of New Foreign Assets, and allocations to WMC-D and WMC-F of Profits From New Foreign Assets and Losses From New Foreign Assets, to (ii) the aggregate of such amount computed for all Members. For purposes of computing WMC-D’s and WMC-F’s respective Percentage Interest in New Foreign Assets, WMC-D and WMC-F shall each be considered to have contributed to AAC New Foreign Assets in the amount of their respective interests in cash designated in Exhibit A to the Tax Protocol as a Domestic Asset as of December 31, 1994, that was used by AAC to acquire New Foreign Assets, and WMC-F also shall be considered to have contributed to AAC New Foreign Assets in the amount of its respective interests in each designated in Exhibit A to the Tax Protocol as a Foreign Asset as of December 31, 1994, that was used by AAC to acquire New Foreign Assets.

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(au) “Percentage Interest in Old Foreign Assets” means, with respect to WMC-F as of any date, the ratio (expressed as a percentage) of: (i) that portion of WMC-F’s Capital Account which relates to contributions by WMC-F of Old Foreign Assets, and allocations to WMC-F of Profits From Old Foreign Assets and Losses From Old Foreign Assets, to (ii) the aggregate of such amount computed for all Members.

(av) “Profit and Loss Percentage Interest in Old Foreign Assets” means, with respect to WMC-F for each period set forth in Section 2.1, its percentage share in the Profits From Old Foreign Assets and Losses From Old Foreign Assets. WMC-F’s Profit and Loss Percentage Interest in Old Foreign Assets for each period set forth in Section 2.1 shall be equal to WMC-F’s Percentage Interest in Old Foreign Assets as set forth in Section 2.1 for each such period. WMC-F’s Profit and Loss Percentage Interest in Old Foreign Assets shall be subject to appropriate adjustment to reflect dilution of a Member pursuant to Section 8 of the Charter of the Strategic Counsel.

(aw) “Profit and Loss Percentage Interest in New Foreign Assets” means, with respect to WMC-D and WMC-F for each period set forth in Section 2.1, WMC-D’s and WMC-F’s respective percentage share in the Profits From New Foreign Assets and Losses From New Foreign Assets. WMC-D’s and WMC-F’s respective Profit and Loss Percentage Interest in New Foreign Assets for each period set forth in Section 2.1 shall be equal to their respective Percentage Interest in New Foreign Assets as set forth in Section 2.1 for each such period. WMC-D’s and WMC-F’s Profit and Loss Percentage Interest in New Foreign Assets shall be subject to appropriate adjustment to reflect dilution of a Member pursuant to Section 8 of the Charter of the Strategic Counsel.

(ax) “Profits From Old Foreign Assets” and “Losses From Old Foreign Assets” means, for each Fiscal Year, an amount equal to AAC’s Profits or Losses for such Fiscal Year attributable to Old Foreign Assets.

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ARTICLE 2

MEMBERS’ CAPITAL CONTRIBUTIONS; ALLOCATIONS

Section 2.1 Capital Contributions. The Capital Contributions, Percentage Interest, Percentage Interest in Domestic Assets, and Percentage Interest in Foreign Assets are as follows effective immediately following the close of business on December 31, 1995:

Member	Capital Contribution	Percentage Interest	Percentage Interest in Domestic Assets	Percentage Interest in Foreign Assets
ACOA	$763,609,311	48.73%	46.26%	51.45%
ASC Alumina, Inc.	$176,592,689	11.27%	13.74%	8.55%
WMC Alumina (USA), Inc.	$328,578,533	20.97%	40%	0%
Westminer lnternational Holdings, Ltd	$298,222,800	19.03%	0%	40%

2.2 Profits. After giving effect to the special allocations set forth in Sections 2.4 and 2.5 hereof, Profits for any Fiscal Year shall be allocated in the following order and priority:

(a) Profits From Domestic Assets shall be allocated

(i) First, pro rata to Members whose Percentage Interests in Domestic Assets differ from their Profit and Loss Percentage Interests in Domestic Assets so as to eliminate such differences as quickly as possible; and

(ii) The balance, if any, to the Members in Proportion to their Profit and Loss Percentage Interests in Domestic Assets;

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(b) Profits From Foreign Assets shall be allocated

(i) First, pro rata to Members whose Percentage Interests in Foreign Assets differ from their Profit and Loss Percentage Interests in Foreign Assets so as to eliminate such differences as quickly as possible; and

(ii) The balance, if any, for the periods set forth in Section 2.1 hereof, as follows:

(A)	Profits From Foreign Assets to ACOA and ASC in proprotion to their respective Profit and Loss Percentage Interests in Foreign Assets;

(B)	Profits From Old Foreign Assets to WMC-F in proprotion to its Profit and Loss Percentage Interests in Old Foreign Assets; and

(C)	Profits From New Foreign Assets to WMC-D and WMC-F in proportion to their respective Profit and Loss Percentage Interests in New Foreign Assets.

2.3 Losses. After giving effect to the special allocations set forth in Sections 2.4 and 2.5 hereof, Losses for any Fiscal Year shall be allocated in the following order and priority:

(a) Losses From Domestic Assets shall be allocated

(i) First, pro rata to Members whose Percentage Interests in Domestic Assets differ from their Profit and Loss Percentage Interests in Domestic Assets so as to eliminate such differences as quickly as possible; and

(ii) Second, to Members in Proportion to their Profit and Loss Percentage Interests in Domestic Assets; provided, however, that Losses From Domestic Assets allocated pursuant to this Section 2.3(a)(ii) shall not exceed the maximum amount of losses which can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.

(iii) The balance, if any, shall be allocated to Members having positive Capital Account balances, after making the adjustments described in Section 1.2(f)(i) and Section 1.2(f)(ii), in proportion to their Percentage Interests.

(b) Losses From Foreign Assets shall be allocated

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(i) First, pro rata to Members whose Percentage Interests in Foreign Assets differ from their Profit and Loss Percentage Interests in Foreign Assets so as to eliminate such differences as quickly as possible; and

(ii) Second, for the periods set forth in Section 2.1 hereof, as follows:

(A)	Losses From Foreign Assets to ACOA and ASC in proportion to their respective Profit and Loss Percentage Interests in Foreign Assets;

(B)	Losses From Old Foreign Assets to WMC-F in proportion to its Profit and Loss Percentage Interests in Old Foreign Assets; and

(C)	Losses From New Foreign Assets to WMC-D and WMC-F in proportion to their respective Profit and Loss Percentage Interests in New Foreign Assets;

provided, however, that Losses From Foreign Assets allocated pursuant to this Section 2.3 (b)(ii) shall not exceed the maximum amount of losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.

(iii) The balance, if any, shall be allocated to Members having positive Capital Account balances, after making the adjustments described in Section 1.2(f)(i) and Section 1.2(f)(ii), in proportion to their Percentage Interests.

2.4 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 2, if there is a net decrease in Membership Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Membership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Membership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 2, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each

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Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Membership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Membership income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 2.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 2 have been tentatively made as if this Section 2.4(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Membership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2.4(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 2 have been made as if Section 2.4(c) hereof and this Section 2.4(d) were not in the Agreement.

(e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Membership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in

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complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in AAC in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event “’ Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

2.5 Curative Allocations. The allocations set forth in Section 2.4 above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Membership income, gain, loss, or deduction pursuant to this Section 2.5. Therefore, notwithstanding any other provision of this Article 2 (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Membership income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Membership items were allocated pursuant to Sections 2.2 and 2.3. In exercising their discretion under this Section 2.5, the Members shall take into account future Regulatory Allocations under Sections 2.4(a) and 2.4(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 2.4(e).

2.6 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this Article 2 and hereby agree to be bound by the provisions of this Section 2.6 in reporting their shares of Membership income and loss for income tax purposes.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of AAC within the meaning of Section 1.752-3(a)(3) of the Regulations, the Members’ interests in Membership profits are in proportion to their Percentage Interests.

(d) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Members shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase Adjusted Capital Account Deficit for any Member.

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2.7 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of AAC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to AAC for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.2(o)(i) hereof).

Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 2.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

2.8 Additional Capital Contributions. Each Member may contribute from time to time such additional money or other Property as the Members may unanimously agree, provided that, any Additional Capital Contribution of property (other than money) made pursuant to this Section 2.8 shall be subject to the terms and provisions of an Additional Contribution Agreement.

ARTICLE 3

DISTRIBUTIONS

3.1 Amount and Allocation of Distributions. Distributions shall be made as follows:

(a) Total Amount of Distributions. The Company shall distribute the amount determined pursuant to Section 10 of the Charter of the Strategic Council; provided, however, the total amount distributed to Members shall in no event exceed Accumulated Net Cash From Operations. The intent of the previous sentence is to limit the amount distributed in accordance with Regulations Sections 1.707-4(b) and (c) and shall be applied consistent with those Regulations.

(b) Domestic and Foreign Distributions. Subject to the rules contained in Regulations Section 1.707-4(b), distributions shall be made as follows:

(i) If Accumulated Net Cash From Domestic Operations and Accumulated Net Cash From Foreign Operations are both positive, then the Company may designate which portion of the distribution is made out of Accumulated Net Cash From Domestic Operations and which portion is made out of Accumulated Net Cash From Foreign Operations,

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provided that no distribution may cause either Accumulated Net Cash From Domestic Operations or Accumulated Net Cash From Foreign Operations to fall below zero. The Company’s designation shall be made pursuant to Section 10 of the Charter of the Strategic Council. If no such designation is made, then distributions shall be treated as made in the following manner:

(1) Distributions shall be treated as made out of Accumulated Net Cash From Domestic Operations in an amount equal to: the amount determined in Section 3.1(a) multiplied by the ratio of Accumulated Net Cash From Domestic Operations divided by Accumulated Net Cash From Operations;

(2) Distributions shall be treated as made out of Accumulated Net Cash From Foreign Operations in an amount equal to: the amount determined in Section 3.1(a) multiplied by the ratio of Accumulated Net Cash From Foreign Operations divided by Accumulated Net Cash From Operations;

(ii) If Accumulated Net Cash From Domestic Operations is positive but Accumulated Net Cash From Foreign Operations is negative, then the amount computed in Section 3.1(a) shall be treated as made solely out of Accumulated Net Cash From Domestic Operations;

(iii) If Accumulated Net Cash From Foreign Operations is positive but Accumulated Net Cash From Domestic Operations is negative, then the amount computed in Section 3.1(a) shall be treated as made solely out of Accumulated Net Cash From Foreign Operations.

c) Distribution of Amounts Determined in Section 3.1(b). Any amount treated under Section 3.1(b) as distributed out of Accumulated Net Cash From Domestic Operations shall be distributed to Members in proportion to their Percentage Interests In Domestic Assets.

Any amount treated under Section 3.1(b) as distributed out of Accumulated Net Cash From Foreign Operations shall be distributed as follows:

(A)	Accumulated Net Cash From Foreign Operations to ACOA and ASC in proportion to their respective Percentage Interests in Foreign Assets.

(B)	Accumulated Net Cash From Foreign Operations attributable to Old Foreign Assets to WMC-F in proportion to its Percentage Interests in Old Foreign Assets; and

(C)	Accumulated Net Cash From Foreign Operations attributable to New Foreign Assets to WMC-D and WMC-F in proportion to their respective Percentage Interests in New Foreign Assets.

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3.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to AAC or the Members shall be treated as amounts distributed to the Members pursuant to this Article 3 for all purposes under this Protocol. The Members are authorized to withhold from distributions, or with respect to allocations, to the Member and to pay over to any federal, state, or local government any amounts “ required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

Article 4

DISTRIBUTIONS AND ALLOCATIONS IN RESPECT OF TRANSFERRED INTERESTS

If any Interest is transferred during any Fiscal Year in compliance with the provisions of Article IX of the Limited Liability Company Agreement, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Members. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

ARTICLE 5

DISSOLUTION AND WINDING UP

5.1 Compliance With Certain Requirements of Regulations. In the event AAC is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to Article XIV of the Limited Liability Company Agreement to the Members in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).

5.2 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article 5 or Article XIV of the Limited Liability Company Agreement, in the event AAC is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations but no Liquidating Event has occurred, the Property shall not be liquidated, AAC’s liabilities shall not be paid or discharged, and AAC’s affairs shall not be wound up. Instead, solely for federal income tax purposes, AAC shall be deemed to have distributed the Property in kind to the Members, who shall be deemed to have assumed and taken subject to all Membership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Members shall be deemed to have recontributed the Property in kind to AAC, which shall be deemed to have assumed and taken subject to all such liabilities.

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ALCOA ALUMINA & CHEMICALS, LLC

OPENING BALANCE SHEET

BASED ON CAPITAL CONTRIBUTIONS

ADJUSTED FOR CAPITAL TRANSFER AND ACQUISITION - REVISED 12/31/95

	ACOA	ASC Alumina, Inc.	WMC Alumina (USA), Inc.	Westminer International Holdings, Ltd	Total
Domestic Assets:
Cash	79,963,340	23,750,460	69,142,533		172,856,333
Alcoa Specialty Chemicals, Inc.	2,391,642	710,358	2,068,000		5,170,000
Alcoa Steamship	16,838,640	5,001,360	14,560,000		36,400,000
Chemicals-U.S. Assets	78,049,872	23,182,128	67,488,000		168,720,000
Halco (Mining) Inc.	50,423,400	14,976,600	43,600,000		109,000,000
Point Comfort Water Co.	0	0	0		0
Point Comfort—Alumina	133,830,180	39,749,820	115,720,000		289,300,000
Discovery Chemicals	18,504,000	5,496,000	16,000,000		40,000,000

Subtotal	380,001,074	112,866,726	328,578,533		821,446,333

Percentage interest	46.26%	13.74%	40.00%		100.00%

Foreign Assets:
ACAP Singapore Pte Ltd	3,368,892	447,108		2,544,000	6,360,000
Alcoa Kasei	9,285,641	1,232,359		7,012,000	17,530,000
Lib-Ore Steamship Company, Inc.	35,807,720	4,752,280		27,040,000	67,600,000
Moralco	12,908,789	1,713,211		9,748,000	24,370,000
Suralco L.L.C.	229,444,852	30,451,148		173,264,000	433,160,000
AMJ, LLC	49,475,867	12,264,133		41,160,000	102,900,000
Alcoa-ACC Industrial Chemicals	888,192	263,808		768,000	1,920,000
Abalco	14,340,000	4,259,400		12,400,000	31,000,000
St. Croix	28,087,684	8,342,516		24,286,800	60,717,000

Subtotal	383,608,237	63,725,963		298,222,800	745,557,000

Percentage interest	51.45%	8.55%		40.00%	100.00%

Total AAC LLC	763,609,311	176,592,689	328,578,533	298,222,800	1,567,003,333

Percentage Interest	48.73%	11.27%	20.97%	19.03%	100.00%